[CIK]      0000914670
[NAME]     CORRECTIONAL SERVICES CORPORATION


STATE OF FLORIDA
DEPARTMENT OF JUVENILE JUSTICE
AGREEMENT BETWEEN DEPARTMENT AND PROVIDER

STATE CONTRACT NO.:	P7024

PROJECT NAME AND LOCATION:  DESIGN, BUILD AND OPERATION OF A
                            MODERATE RISK RESIDENTIAL PROGRAM AND
                            A HIGH RISK RESIDENTIAL PROGRAM
                            OKALOOSA COUNTY, FLORIDA

PROVIDER:                   CORRECTIONAL SERVICES CORPORATION
                            1819 MAIN STREET, SUITE #1000
                            SARASOTA, FLORIDA 34236

PART A - OPERATION

STATE ORGANIZATIONAL CODE:   80-00-93-00-904

STATE CATEGORY CODE:         100778-40

STATE EXPANSION OPTION CODE: QA


PART B - DESIGN/BUILD

STATE PROJECT NO:            95019000

STATE ORGANIZATIONAL CODE:   80-30-00-08-483

STATE CATEGORY CODE:         080120-96

STATE EXPANSION OPTION CODE: Z1

THIS CONTRACT HAS THREE (3) PARTS, PART A, PART B, AND PART C.
PART A COVERS PROGRAM OPERATIONS, PART B COVERS FACILITY
DESIGN/BUILD, AND PART C COVERS STATE OF FLORIDA, DEPARTMENT OF
JUVENILE JUSTICE STANDARD CONTRACT.

Lawton Chiles, Governor

Calvin Ross, Secretary


TABLE OF CONTENTS
ARTICLE    DESCRIPTION
SECTION A

PART A

1.0.0   DEFINITIONS

2.0.0   PROGRAM OPERATIONS/STATEMENT OF WORK
2.1.1   Case Management Services
2.1.2   Individual Performance Contracts
2.2.1   Performance Measures
2.2.2   Diagnostic Evaluation Process
2.3.0   Treatment modalities and Counseling Services
2.3.1   Treatment and Counseling Performance Measures
2.3.2   Treatment and Counseling Process
2.3.3   Contingent Management System
2.4.0   Development of Social Skills Enhancement
2.4.1   Social Skills Enhancement Performance Measures
2.5.0   Care and Custody
2.5.1   Care and Custody Performance Measures
2.5.2   Minimum Supervision
2.5.3   Population and Residents
2.5.4   Searches and Evidence of Contraband
2.5.5   Control and Use of Tools and Utensils
2.5.6   Control and Use of Keys
2.5.7   Absence Without Authorized Leave and Escapes
2.5.8   Procedure For Major Disturbances
2.5.9   Incident Reporting
2.5.10  Emergency Plans and Procedures
2.6.0   Transportation
2.6.1   Transportation and Performance Measures
2.7.0   Health Services
2.7.1   Health Services Performance Measures
2.7.2   Routine Health Care
2.7.3   Special Medical Programs
2.7.4   Dental Care
2.8.0   Mental Health Services
2.8.1   Mental Health Performance Measures
2.8.2   Psychological Assessment
2.8.3   Individualized Treatment Plan
2.8.4   Suicide Assessment and Prevention
2.8.5   Psychological Services
2.8.6   Substance Abuse Education and Treatment
2.9.0   Educational Services
2.9.1   Educational Performance Measures
2.9.2   Assessments
2.10.0  Pre-Vocational and Vocational Services
2.10.1  Pre-Vocational and Vocational Performance Measures
2.11.0  Job Training and Planning
2.12.0  Self-Sufficiency Planning
2.12.1   Self-Sufficiency Performance Measures
2.13.0   Recreational and Leisure Actitities
2.13.1  Recreational and Leisure Performance Measures
2.14.0  Aftercare and Follow-Up Services
2.14.1  Aftercare and Follow-Up Care Performance Measures
2.14.2 Aftercare Counselors
2.15.0  Program Evaluation
2.15.1  Program Evaluation and Performance Measures
2.15.2  FacilityAdministrator
2.15.3  Mission Plan
2.15.4  Communication
2.15.5  Program Oversight and Monitoring
2.15.6 Budget and Personnel Management
2.16.0 Other Program Components
2.17.0 Intake and Admission
2.17.1 Intake and Admission Agreement
2.17.2 Intake Process
2.17.3 Admission
2.18.0 Screening
2.19.0 Suicide Screening
2.20.0 Orientation
2.21.0 Case File
2.22.0 Food Service
2.22.1 Food Service Delivery
2.22.2 Food Service Menus
2.22.3 Special Diets/Religious Consideration
2.22.4 Other Information
2.23.0 Visitation Program
2.23.1  Visitation Program Information
2.24.0  Religious Programs
2.24.1  Religious Programs Performance Measures

3.0.0  PROVISION OF SERVICES
3.1.0  Operational Plan
3.1.1  Method of Service Provision
3.2.0  Local Inter-agency Agreements
3.3.0  Outcome Measures
3.4.0  Data Collection
3.5.0  Referral and Admission Procedure
3.6.0  Program Behavior Expectations
3.7.0  Program Behavior Management System Performance Measures
3.7.2  Discipline
3.8.0  Use of Force
3.9.0  Grievance Procedure
3.10.0 Schedule of Youth Activities
3.11.0 Agreement/Contract with Local School District
3.12.0 Assessment/Job Placement
3.13.0 Staff Training/Plan Performance Measures
3.14.0 Facility Staffing Plans-High and Moderate Risk Programs
3.15.0 Public Information and Media Access
3.16.0 Scheduling Coordinating Functions
3.17.0 Facility Maintenance, Inspection, and Drills
3.18.0 Outcome Measures/Program Measures

4.0.0  SPECIAL PROVISIONS
4.1.0  Department Furnished Property
4.2.0  Juvenile Offender Hospitalization
4.3.0  Prescriptive Medical Property
4.4.0  Insurance
4.5.0  Defense Immunity
4.6.0  Notice of Claims
4.7.0  Waiver
4.8.0  Juvenile Offender Fees
4.9.0  Confidentiality
4.10.0 Access to Facility
4.11.0 Accreditation
4.12.0 Prior Approval of Subcontractors
4.13.0 Third Parties
4.14.0 Disposition of Interest
4.15.0 Staff Training

5.0.0 CONTRACT TYPE, TERM, AND METHOD OF COMPENSATION
5.1.0 Contract Type
5.2.0 Term
5.3.0 Start-Up Period
5.4.0 Start-Up Costs
5.5.0 Compensation and Per Diem Rates
5.6.0 Billings and Compensation
5.7.0 Service Documentation
5.8.0 Employment of Illegal Aliens
5.90	 Time of Performance - Part A

TABLE OF CONTENTS
ARTICLE	DESCRIPTION
PART B

1.0.0    THE DESIGN-BUILD TEAM AND EXTENT OF AGREEMENT
1.1.0    THE DESIGN-BUILD TEAM
1.2.0    Architect Engineer
1.3.0    Extent of Agreement
1.4.0    Definitions
1.5.0    Department's Design and Construction Budget

2.0.0    PROVIDER'S SERVICES
2.1.0    Provider's Services
2.1.1    Critical Path Method Scheduling
2.1.2    Detailed Arrow Diagram Requirements
2.1.3    Arrow Diagram Supporting Data
2.1.4    Computer-Produced Schedule Requirements
2.1.5    Progress Reporting and Changes
2.1.6    Payment to Provider
2.1.7    Responsibility for Completion
2.1.8    Project Manual
2.2.0    DESIGN PHASE
2.2.1    Design Services
2.2.1.1  Design Development Phase
2.2.1.2  Construction Documents Phase
2.2.1.3  Construction Phase-General Administration of Construction
2.2.2    Design, Review And Recommendations - By the Construction Team
2.3.0    CONSTRUCTION PHASE
2.4.0    Hazardous Materials
2.5.0    Additional Services

3.0.0    DEPARTMENTS RESPONSIBILITIES
3.1.0    Department's Information
3.2.0    Department's Representative
3.3.0    Site Survey And Reports
3.4.0    Approvals And Easements
3.5.0    Drawings And Specifications
3.6.0    Cost Of Surveys And Reports
3.7.0    Project Fault Defects
3.8.0    Funding
3.9.0    Lines Of Communication
3.10.0   Lines Of Authority
3.11.0   Permitting & Code Inspections
3.12.0   Civil Design and Site work Construction

4.0.0    PERMITTING AND INSPECTION
4.1.0    Building Permits
4.2.0    Code Inspections

5.0.0    SUBCONTRACTS
5.1.0    Definition
5.2.0    Proposals
5.3.0    Required Subcontractors' Qualifications And Subcontract
         Conditions
5.3.1    Subcontractual Relations
5.3.2    Subcontractual Requirements
5.4.0    Responsibilities For Acts And Omissions
5.5.0    Subcontracts To Be Provided

6.0.0   SCHEDULE. TIME OF COMMENCEMENT AND SUBSTANTIAL COMPLETION
6.1.0   SCHEDULE-DESIGN PHASE
6.1.1   Design Development Phase
6.1.2   Construction Documents Phase
6.2.0   SCHEDULE-CONSTRUCTION PHASE
6.2.1   Commencement of Construction Work
6.2.2   Delays in the Work
6.2.3   Project Substantial Completion Date, Project Final
        Completion Date and OWNER Occupancy Date
6.2.4   Department Occupancy And Warranties
6.3.0   LIQUIDATED DAMAGES FOR FAILURE TO COMPLETE ON TIME
6.4.0   TOTAL CONTRACT TIME

7.0.0   GUARANTEED MAXIMUM PRICE FOR CONSTRUCTION
7.1.0   Guaranteed Maximum Price (GMP) Proposal
7.2.0   GMP Taxes
7.3.0   Adjustments in Contingency Contained within GMP
7.4.0   Use of contingency Contained within GMP

8.0.0   PROVIDER'S FEE
8.1.1   Design Phase Fee
8.1.2   Construction Phase Fee
8.1.3   Overhead and Profit for. Construction Phase

9.0.0   COST OF THE PROJECT
9.1.1   Definition
9.2.0   Direct Cost Items

10.0.0  CHANGES IN THE WORK
10.1.0  Change Orders
10.1.1  Change Order Definition
10.1.2  Acceptable Ways Of Determining Increases Or Decreases
        In The Contract Amount On Change Orders
10.1.3  Itemized Accounting On Change Orders
10.1.4  Adjustments In Unit Prices Contract Amount Due To
        Inequitable Quantity Changes
10.1.5  Concealed Conditions
10.2.0  Claims For Additional Cost Or Time
10.3.0  Minor Changes In The Project
10.4.0  Emergencies

11.0.0  DISCOUNTS AND PENALTIES
11.1.0  Discounts And Penalties

12.0.0  PAYMENTS TO THE PROVIDER
12.1.0  Schedule of Values
12.2.0  Design Phase
12.3.0  Monthly Statements
12.4.0  Final Payment
12.5.0  Payments To Subcontractors
12.6.0  Delayed Payments By OWNER
12.7.0  Payments For Materials And Equipment
12.8.0  Withholding Payments To Subcontractors

13.0.0  INSURANCE, INDEMNITY AND WAIVER OF SUBROGATION
13.1.0  Indemnity
13.2.0  PROVIDER's Insurance
13 3 0  Waiver Of Subrogation
13 3 1  Damages Caused By Perils Covered By Insurance
13.3.2  Loss Or Damage To Equipment Covered By Insurance
13.3.3  Property And Consequential Loss Policies
13.3.4  Endorsement Of Policies

14.0.0  TERMINATION OF THE AGREEMENT AND DEPARTMENTS RIGHT TO
        PERFORM PROVIDER'S OBLIGATION
14.1.0  Termination By The PROVIDER
14.2.0  DEPARTMENTS Right To Perform PROVIDER's Obligations And
        Termination By DEPARTMENT For Cause
14.3.0  Termination By DEPARTMENT Without Cause

15.0.0  ASSIGNMENT AND GOVERNING LAW
15.1.0  Assignment Consent
15.2.0  Governing Laws

16.0.0 NOTICE OF CLAIM; WAIVER OF REMEDIES; NO DAMAGES FOR DELAY
16.1.0  Governing Provisions
16.2.0  Written Determination of Claim
16.3.0  Exclusive Remedy For Delays

17.0.0  MISCELLANEOUS
17.1.0  Interest
17.2.0  Harmony
17.3.0  Apprentices
17.4.0  Invoices Submitted Under Article 9
17.5.0  Provider's Project Records
17.6.0  Minority Participation
17.7.0  PROVIDER's Payment Rights
17.8.0  Public Entity Crime Information Statement


TABLE OF CONTENTS
ARTICLE    DESCRIPTION
PART C

I.	The Provider Agrees
   A.  General
   B. 	State and Federal Laws and Regulations
   C. 	Audits and Records
   D. 	Retention of Records
   E. 	Monitoring
   F. 	Indemnification
   G. 	Insurance
   H. 	Safeguarding Information
   I. 	Assignments and Subcontracts
   J. 	Return of Funds
   K. 	Required Reporting
   L. 	Purchasing
   M. 	Civil Rights Requirements
   N. 	Requirement of Section 287.058, Florida Statutes
   O. 	Withholding and Other Benefits
   P. 	Sponsorship
   Q. 	Final invoice
   R. 	Use of Funds For Lobbying Prohibited
   S. 	Bloodborne Pathogens
   T. 	Inspector General's Office Requirements
   U. 	State of Florida Public Entity Crime Statement
   V. 	Property
   W.  Facility Standards
   X. 	Copyrights and Right to Data
   Y. 	Trade Secrets

II. The Department Agrees
   A. 	Contract Amount
   B.	 Contract Payment
   C. 	Vendor Ombudsman

III.	The Provider and Department Mutually Agree
   A. 	Effective Date
   B. 	Termination
   C. 	Notice and Contact
   D. 	Renegotiations or Modification
   E. 	Name, Mailing and Street Address of Payee
   F. 	All Terms and Conditions Included
   G. 	Venue

THIS AGREEMENT between the State of Florida, Department of
Juvenile Justice, hereinafter called the DEPARTMENT, and Correctional Services Corporation, 1819 Main Street, Suite 1000,
Sarasota, Florida 34236, hereinafter called the PROVIDER:

PART A - SECTION A
ARTICLE 1
DEFINITIONS

PROVIDER: Correctional Services Corporation
DEPARTMENT: State of Florida Department of Juvenile Justice,

ACA Standards - American Correctional Association: Standards for
Juvenile Training Schools, Third Edition, published by the ACA.

Facility. means the 30 Bed Moderate Risk Residential Program
(Halfway House) or the 35 Bed High Risk Residential Program
(Intensive Halfway House) as so identified.

Juvenile Offenders/Youth or Client - means youth committed to the DEPARTMENT by Florida's juvenile courts and subsequently placed in the secure treatment and training facility to be operated by the PROVIDER.

Quality Assurance Standards: Department of Juvenile Justice
Quality Assurance Standards for Moderate Risk Residential
Programs, and High (and Maximum) Risk Residential Programs, Dated
January 1996. NOTE: Standards for Educational Components -
January 1997 Edition apply.

Commitment Management and Placement Manual, Department of
Juvenile Justice, dated October 1996

Residential Services Commitment Manual, Department of Juvenile
Justice, dated February, 1997.

Services Commencement Date - means the first day that juvenile offenders are assigned by the DEPARTMENT to the facility.

Disturbance: A disturbance is considered a serious act by three or more youth that may compromise security, safety, and/or group control.

Start-up Period - means the time from the contract executive date to the Services Commencement Date during which the PROVIDER completes hiring of staff, training of staff, and other activities relative to establishing a state of readiness to commence services. The start-up period ends on the Services Commencement Date.


ARTICLE 2
PROGRAM OPERATIONS AND STATEMENT OF WORK
Article 2.1 CASE MANAGEMENT

2.1.1. Case Management Performance Measures

a) 100% of all youth shall have a performance plan in compliance with the Department of Juvenile Justice: Residential Services Commitment Manual, dated February 1997, and the Quality Assurance Standards Manuals for Moderate Risk Residential Programs and High(Maximum) Risk Residential Programs, dated January 1996.

b) 100% of all youth performance plans shall be re-evaluated monthly as the youth progresses through the program.

c) 100% of youth shall participate in developing their performance plans and reviews.

2.1.2 . Individual Performance Contracts. The PROVIDER shall develop individual performance contracts that address the specific needs identified in the needs assessment; identify treatment goals organized around specific client target behaviors; contain a concrete description of the consequences to the client if the contract is not followed; correct time for completion, contain options regarding contract revisions; and designates responsibilities of the program' to assist the student in goal completion. This contract shall be completed within 14 calendar days of the student' s admission date.

The PROVIDER shall ensure the prescribed method of case management is performance contracting, a system that provides each student the opportunity to participate in the development of his own rehabilitation program. The performance contract shall be a formal binding agreement, between the program and a youth, that determines what the youth must do to earn a recommendation for release from the program. It shall serve as a road map for guiding youth through the necessary steps to change inappropriate behaviors to appropriate ones.

The performance contract shall be signed by those involved, indicating that each has participated in negotiating the performance contract and is committed to carrying out the contract terms. Each youth will be given a copy of his contract to assist him in accomplishing his goals. Copies of the contract shall be distributed, with a cover letter, to the committing judge, case manager and/or re-entry counselor, and parent(s) or guardian(s) within 30 calendar days of completion. of the performance contract.

Treatment Teams, and advisors, meet weekly with each youth individually to discuss as well as document his progress toward meeting individual program outcomes. The PROVIDER shall compile a monthly report based on information from the weekly staffing reports, weekly meetings with youth, behavior reports and other relevant sources. This report shall be sent to the parent(s) or guardian(s), committing judge, case manager and aftercare counselor within 15 calendar days after the end of the month. All reports and updates shall be maintained in the youth' s file. Performance contracts shall be re-negotiated if information that was not known during the staffing becomes available, the contract is violated, and/or it becomes evident that the goals of the contract are too great to be reached as mutually agreed by the treatment team, the advisor and the client.

The PROVIDER shall complete and submit Performance Summaries to the Department every 30 days to explain the youth's progress in the program. The initial Performance Summary shall be submitted to the Department within the first 30 calendar days the youth is admitted to the facility. The performance summary will define the status of each goal in the contract, provide an overview of the youth's overall performance in the program, and any extraordinary events or information about the youth. The youth shall have the opportunity to read and make comments on the summary prior to distribution to the Department. The youth and staff member who prepared the summary shall sign and date the summary. The summary shall be review e! d, signed and dated by the PRQVIDER Administrator before it is submitted to- the Department. The PROVIDER shall distribute the Performance Summary to the committing judge, parent(s) or guardian(s), case manager, and aftercare/reentry counselor within 30 calendar days after the summary has been signed by the youth and staff member. The PROVIDER shall conduct pre- and post-testing to evaluate each youth's attainment of academic competencies, employment, social and life skills. Pre-testing shall be completed within the first 30 calendar days after admission; post testing shall be completed within 30 days prior to discharge.

The PROVIDER shall place students whose preliminary screening indicates significant mental health problems and/or significant drug abuse problems in the PROVIDER's in-house mental health and/or substance abuse counseling program or the youth shall be referred to the local mental health center if more extensive services are required.

Article 2.2 DIAGNOSTIC EVALUATION SERVICES

2.2.1 Performance Measure. 90% of all youth shall have a needs assessment and evaluation conducted and completed in less than 30 calendar days from admission.

2.2.2 Diagnostic Evaluation. Process Upon admission, the PROVIDER shall review the youth's commitment packet to determine what assessments have been conducted. The PROVIDER shall administer the Wechler Intelligence Scale for Children (WISC-III), Test for Adult Basic Education (ABE), Woodcock-Johnson full battery, and Substance Abuse Subtle Screen Inventory (SASSI), to all youth unless they have been so tested within the previous three months.

Additional tests shall be administered to generate a comprehensive profile of the behavior and functioning level of each resident, as determined by the psychologist. If a resident has been previously identified and served in school as an exceptional student, the PROVIDER shall ensure that the school psychologist reviews the last previous Individual Education Plan and conducts any testing needed to update the assessment information.

Youth shall be administered additional instruments as required and appropriate under the guidelines provided by the Okaloosa County School Board for the educational program. The PROVIDER shall assign each youth to a multidisciplinary treatment team composed of a Case Manager, Youth Counselor, Employment Specialist, Substance Abuse Counselor, Psychologist, Life Skills Instructor, Recreation Director or Specialist, Teacher, Nurse and the youth's DJJ Counselor.

Within 10 days from the youth's admission date, the PROVIDER treatment team shall complete a need assessment for each youth, Information for-the needs assessment shall be obtained from interviews with the youth, parents or guardians, case manager(s), and other parties with significant information regarding the youth's needs. The PROVIDER treatment team shall also review the youth's commitment record, court record, school records, and other pertinent records. All information regarding the youth's past performances, accomplishments, interests, and specialized needs shall be recorded on the needs assessment.

The PROVIDER shall establish a treatment team that ensures the youth adapts to rules, regulations and expectations, to monitor the youth's progress, and to aid in guiding him through his established plan while at the facility. The PROVIDER team shall consist of staff with disciplines in areas pertinent to the Performance Contract, at a minimum a supervisor, counselor, teacher, nurse, and psychologist or other treatment professional. The youth's assigned Youth Counselor shall serve as the student's link to all program areas; shall meet with the student for a minimum of 15 minutes every week; and shall present the case, each week, to the treatment team for review.

The PROVIDER shall notify Department case managers and parent(s) or guardian(s) in writing as to the time and date of the meeting, inviting their attendance. Students progress toward individual program outcomes shall be discussed and reviewed by all members of the meeting.

Article 2.3 TREATMENT MODALITIES AND COUNSELING SERVICE

2.3.1 Treatment and Counseling Performance Measures

a) 100% of all the youth admitted to the program shall meet the objectives and attain the goals of the program. Only youth meeting these criteria shall be assessed as successfully completing the program.

b) 100% of all youth shall receive group counseling a minimum of five days per week.
All counseling sessions shall be documented in youth's permanent record files.

c) 100% of youth shall participate in daily, individual, and family counseling sessions.

2.3.2 Treatment and Counseling Process

The PROVIDER shall provide offenders the least restrictive environment while maintaining sound security and control. The PROVIDER shall decrease antisocial behavior and teach offenders the personal, social, educational, vocational and employability skills which are necessary for successful re-integration into the community program shall utilize the Contingency Management System. The PROVIDER shall involve the youth in developing the treatment plan and in establishing treatment and direction.

The PROVIDER shall provide counseling and information regarding social services to all youth in the program at all times from the date of admission until the date of discharge. The PROVIDER shall ensure in writing that each client is provided with the name/number/point of contact from whom these services may be obtained. This information shall be provided to the client upon admission to the program. All PROVIDER staff shall be trained to provide individual and crisis counseling to youth.

The PROVIDER shall document all counseling sessions with youth and shall ensure that sessions are recorded in the daily shift log and the student file at all times. The PROVIDER shall train all Youth Counselors and staff in group facilitation and shall be familiar with the basic techniques and procedures of group counseling. Group counseling sessions shall be scheduled a minimum of five times per week with all students. Each group shall contain no more than 10 youth. The PROVIDER shall provide counseling programs that provide victim awareness for youth to gain a sense of accountability and awareness and an understanding of the impact of criminal behavior on others.

Each youth shall be assigned to a counselor with whom issues may be shared. The PROVIDER shall provide individual counseling services conducted by caseworkers and/or a psychologist, to supplement group sessions.

2.3.3 Contingency Management System

The PROVIDER shall provide opportunities similar to those found in the community, where the youth shall make choices and accept responsibilities which foster independence.

Article 2.4 DEVELOPMENT OF SOCLAL SKILLS ENHANCEMENT

2.4.1 Social Skills Enhancement Performance Measures

100% of all youth shall be provided the opportunity to acquire social skills. training, stress management skills, decision making skills, anger management, and family relational skills.

The PROVIDER shall provide training in coping and life skills in the daily function of the program, by staff role-modeling, and in classroom situations. This training shall include counseling, setting of expectations, participation in competitive team-building, athletics and group interactions, taught by the Life Skills Instructor and Fitness/Recreation Specialist.

Article 2.5 CARE AND CUSTODY

2.5.1 Care and Custody Performance Measures
Successful protection of the public through an escape rate of 0% including escape during transportation.

The PROVIDER shall develop clear and written procedures that include but are not limited to:

a.  The safety of youth, staff and visitors.
b.  Maintaining order.
c.  Results in zero (0) escapes.
d.  The level of staff, staff supervision and staff to youth ratios.
e.  Daily operating procedures, monitoring and movement control of youth.
f.  Scheduled facility client counts; control of contraband.
g.  Proper deployment of staff for shift coverage and transportation services
h .	Emergency procedures for youth disturbances and escapes.

The Security Plan shall be in place and implemented beginning the first day clients are received in the facility. The Security Plan shall be coordinated with the DEPARTMENT and written in compliance with the Department of Juvenile Justice Quality Assurance Standards for Moderate Risk Residential Programs, High (and Maximum) Risk Residential Programs, dated January 1996, and the Department of Juvenile Justice Residential Commitment Services Manual, February 1997.

The PROVIDER shall ensure all youth in the facility are secure and free from fear in the conduct of daily activities. The
PROVIDER shall ensure security procedures are only as restrictive as necessary to maintain good order and safety. The security program shall include direct supervision by staff.

Education and ongoing security training shall be immediately implemented and meet the DEPARTMENT as well as American
Correctional Association standards

2.5.2 Minimum Supervision

The PROVIDER shall staff the facility according to the following minimum direct care staff to youth ratios:

Moderate Risk
1:8 First Shift 	7AM - 3PM
1:10 Second Shift	3PM - 11PM
1:12 Third	      11PM- 7AM

High Risk
1:6 First Shift	7AM - 3PM
1:8 Second Shift	3PM - 11PM
1:10 Third Shift	11PM - 7AM
(See Facility Staffing Plan Exhibit A)

2.5.3 Population and Resident Counts

PROVIDER staff shall know the number and location of each program youth at all times and shall be able to recognize them on sight.
Staff shall take periodic population counts to ensure no youth are missing at any time.

2.5.4 Searches and Evidence of Contraband

The PROVIDER shall search all youth upon admission to the facility, return from any trip outside the facility, and in any instance where there is suspicion of contraband. Such searches shall be documented in writing and shall be performed in compliance with the Department of Juvenile Justice Quality Assurance Standards for Moderate Risk Residential and High (Maximum) Risk Residential Programs, January 1996.

2.5.5 Control and Use of Tools and Utensils

The PROVIDER shall inventory, color code, and create a master list of all tools and utensils. Such list shall be available for inventory control at all times. All hazardous items shall be stored in locked cabinets or equipped with shadow boards. All materials such as scissors, medical equipment, and other materials shall be monitored at all any other materials, and access to medical equipment shall be closely monitored at all times.

The PROVIDER shall advise all outside vendors and ensure that all tools and equipment be secured and carefully controlled while in the facilities. The PROVIDER shall supervise vendors while on premises.

2.5.6 Control and Use of Keys

The PROVIDER shall develop and implement a master key system to keep control of facility keys. The system shall provide for shift by shift inventory control and current accountability as to location and person assigned. All PROVIDER staff shall carefully care for and keep control of keys. Keys shall be inconspicuous and shall contain no identifying information.

At no time-shall any youth handle keys and at no time shall any staff attempt to repair or replace locks. The PROVIDER shall designate an employee(s) to maintain, record, and track disposition of all facility keys. Employees shall return all damaged keys to the designee for replacement.

2.5.7 Absence without Authorized Leave and Escapes

In the event of an escape, PROVIDER staff shall maintain control of the remaining youth. Any attempt by the staff at apprehending the escapee will be done only after the remaining youth are secured.

The PROVIDER shall notify law enforcement in the event of any escape. When notifying law enforcement, an accurate description of the escaped youth will be given. This description will include height, weight, type and color of clothing, color of eyes and hair, complexion, distinguishing characteristics, and possible destination(s) of the youth. The PROVIDER shall notify the youth's parents, the DJJ counselor, and the State Attorney General in the jurisdiction where the youth was charged or the petition for delinquency originated. The PROVIDER shall take action in accordance with the Department of Juvenile Justice Quality Assurance Manuals for Moderate Risk Residential and High Risk Residential Programs, dated January 1996, and Residential Services Commitment Manual of February 1997.

2.5.8 Procedure for Major Disturbances

If all attempts to prevent a disturbance fail and the staff are faced with a riotous or potentially riotous situation, the PROVIDER shall take the following steps to minimize the effect of the disturbance:

a) Ensure one staff member is in the control room so that communications with administration and outside shall be unhampered;

b) Contain and isolate the major participants. Remove and secure youth who are not involved;

c) Once major participants have been isolated, PROVIDER staff shall evaluate the severity of the disturbance;

d) If available staff cannot control the situation, call law enforcement for assistance. Prior arrangements shall be made with an appropriate law enforcement agency to provide the necessary assistance when needed.

The PROVIDER shall ensure that law enforcement personnel deposit all firearms and weapons in the weapons locker before entering the facility, except when law enforcement determines that a police emergency exists.

2.5.9 Incident Reporting

The PROVIDER shall develop an Incident Reporting Policy in compliance with Department policy and Procedures prior to staff training and start-up, and shall furnish the Department contract manager with copies of the same. In addition, the PROVIDER shall make changes as required by the DEPARTMENT.

2.5.10 Emergency Plans and Procedures

The PROVIDER shall ensure that the operation of the facility adheres to all applicable Department, federal, state, and local safety and fire codes and fire and - safety inspections. Emergency plans and policies shall comply with the Department of Juvenile Justice Services Manual, dated February 1997, on addition to the Department of Juvenile Justice Quality Assurance Manuals for Moderate Risk Residential Programs High (and Maximum) Risk Residential Programs, dated January 1996 Residential Programs, dated January 1996.

The PROVIDER shall prepare a fire evacuation plan in compliance with all Department, state, federal, and local regulations, law and statutes. The PROVIDER shall ensure the plan provides for specific routes of evacuation, fire drills, and additional precautions required for evacuation of dangerous youth and that PROVIDER staff shall be trained in all phases of emergency procedures as well as prevention. The PROVIDER shall review the evacuation plan annually, (each year on the anniversary date of the admission of the first client into the program), update as necessary, and reissue to the local fire jurisdiction and Department approval.

The PROVIDER shall ensure that at no time shall any youth be permitted to use any flammable, toxic, or caustic materials. The PROVIDER shall ensure that specifications for the selection and purchase of facility furnishings shall indicate the fire safety and nontoxic performance requirements for use in Department facilities.

Article 2.6 TRANSPORTATION

2.6.1 Transportation Performance Measures

100% of staff responsible for transporting youth will receive pre-service transportation training prior to transporting any client.

The PROVIDER shall develop transportation policies and procedures adapted specifically for this facility and the geographic area it serves. The policy and procedures shall include instructions for PROVIDER staff that addresses emergencies, vehicle breakdown, use of restraints, attempted escape, accident, and other categories as may apply to the particular facility. The policy and procedures shall ensure that:

a) All vehicles transporting youth shall be properly registered and inspected in accordance with Florida state law;

b) All drivers shall be properly licensed and accompanied by additional staff members as needed;

c) The number of passengers shall not exceed the number of seats in the vehicle.

d) Youth shall not be permitted to drive facility or staff vehicles; and,

e) Youth shall be restrained only when necessary and only with appropriate equipment.

Article 2.7 HEALTH SERVICES

2.7.1 Health Service Performance Measures

a) The PROVIDER shall provide 100% of all youth medical screening upon admission.

b) The PROVIDER shall ensure 100% of all youth shall have access to medical treatment.
The PROVIDER shall use prevention and treatment programs to address the prevalence of communicable diseases and mental health problems in-house. PROVIDER staff shall possess the clinical and management expertise to all juveniles confined at the facilities. Outside laboratories, pharmacies, and local community hospitals shall only be used to augment PROVIDER services and provide youth with comprehensive health care.

2.7.2 Routine Health Care: Upon juvenile admission, the PROVIDER shall provide licensed health care professionals to review juvenile's health records. Each youth shall receive a preliminary screening and a follow-up examination. The PROVIDER shall ensure immunization records are checked to ensure all immunizations are up to date. In the event that immunizations are needed, the PROVIDER shall make arrangements to have those immunizations completed in compliance with the Department of Juvenile Justice Quality Assurance Manual for Moderate Risk and High(MAXIMUM) Risk Residential Programs, dated 1996.

The PROVIDER shall note any medical problems and/or allergies and forward to the Team Leader. During the weekly staffing, all staff members shall be made aware of students with special medical needs and be instructed in special care that may be required. All information regarding special medical circumstances shall be handled confidentially.

The PROVIDER shall provide routine sick call five days per week by a licensed registered nurse whose credentials are current and on file at the facility. The PROVIDER shall ensure a list of youth with medical concerns is prepared daily prior to sick call. The PROVIDER shall ensure the nurse maintains a log indicating findings and the need for triage, if any. In the event of a chronic medical condition, the youth shall be screened by the nurse, and referred to the physician for follow-up diagnosis and treatment. A record of all youth seen at sick call shall be documented in writing and the records shall be maintained by the PROVIDER. The PROVIDER shall incorporate this information into the youth's permanent medical record. All youth, including youth in segregation, shall have unencumbered access to regularly scheduled sick call.

2.7.3 Special Medical Programs: The PROVIDER shall ensure individualized written treatment plans are developed by the examining physician for youth with special medical needs including chronic and convalescent care. The treatment plan shall include a diagnostic statement, the frequency of follow-up visits, diagnostic studies and the medication regimen.

2.7.4 Dental Care: The PROVIDER shall ensure routine dental care is provided through a contract dentist and hygienist. The PROVIDER shall provide 24-hour emergency dental services are available every day. The PROVIDER shall ensure all dental services will be provided in accordance with American Correctional Association (ACA), National Commission on Correctional Health Care (NCCHC) and the American Dental Association (ADA) standards and guidelines. The PROVIDER shall ensure all youth receive a dental screening within seven days of admission to the facility. During the initial screening, a treatment plan shall be developed. Dental records shall be kept up-to-date at all times.

Article 2.8 MENTAL HEALTH SERVICES

2.8.1 Mental Health Performance Measures

a) The PROVIDER shall ensure lOO% of youth shall receive complete psychological assessment screening; and,

b) The PROVIDER shall ensure the confidentiality of all mental health and counseling services.

All policies and procedures for the program shall comply with Department policies and procedures as described in the Department of Juvenile Justice Quality Assurance Manuals for Moderate Risk Residential and High (and Maximum) Risk Residential Programs dated January 1996, and the Department of Juvenile Justice Residential Commitment Manual dated February 1997.

A mental health professional shall direct and administer the mental health program and will be on-call 24 hours per day, every day Youth found to be suffering from a serious mental illness shall be referred to a mental health Professional for care.

2.8.2 Psychological Assessment

The PROVIDER shall provide complete psychological assessment screenings, comprised of mental status examinations, records reviews, structured clinical interviews, and presentations of services on an as needed basis. Any youth on psychotropic medication, who exhibits signs and/or symptoms of mental illness, mental retardation, or who appears intellectually impaired shall be referred to a psychiatrist for further evaluation.

The PROVIDER shall ensure that any youth may request consultation and gain access to mental health services. Youth appearing to need counseling or psychiatric treatment may also be referred by the PROVIDER.

2.8.3 Individualized Treatment Plans

The PROVIDER shall ensure that any youth referred to a mental health professional shall have an Individualized Treatment Plan and that plan shall become part of the youth's medical record and therapeutic milieu.

2.8.4 Suicide Assessment and Prevention

All staff shall be trained in identifying, assessing, monitoring youth exhibiting suicidal ideation, and recognizing signs of mental illness that could lead to suicidal ideation. All youth with suicidal ideation shall be assigned to a mental health professional for evaluation and treatment. The PROVIDER shall provide ongoing training of staff for signs of mental illness and suicidal ideation.

The PROVIDER shall ensure appropriate laboratory services for youth on psychotropic medications are provided and shall document service delivery.

2.8.5 Psychological Services

The PROVIDER shall provide, as a minimum psychological services including anger control, aggression, victim awareness and empathy training, moral reasoning and accountability, violence counseling and family mediation as part of the psychological services.

2.8.6 Substance Abuse Education and Treatment

The PROVIDER shall provide continuum of alcohol and drug abuse services to rehabilitate youth with alcohol and other drug abuse problems. The PROVIDER shall assess all admitted youth for substance abuse problems at the time of admission. Based on the assessment, the PROVIDER shall ensure an appropriate substance abuse education and treatment program becomes a component of the service contract.

The PROVIDER shall ensure youth determined to need substance abuse treatment beyond education shall be referred to a Substance Abuse Treatment Program. The level of involvement in the treatment program will be based on each youth's individual need as specified in his service contract. The PROVIDER shall ensure that Relapse Prevention and Coping and Life Skills are components of both substance abuse prevention and treatment.

Article 2.9 EDUCATIONAL SERVICES

The PROVIDER shall ensure 100% of youth receive educational and vocational training services in compliance with the Department of Juvenile Justice Quality Assurance Standards (Educational components in Juvenile Justice Facilities, dated January 1997) for Moderate Risk and High Risk Residential Program Manuals of January 1996, and Residential Commitment Services Manual dated February 1997.

2.9.1 Educational Performance Measures

The PROVIDER shall provide all educational and vocational classes which are competency based, individualized, and integrated into the clients overall institutional service program. The PROVIDER shall provide instruction based on the individual needs and goals of each youth. The PROVIDER shall provide the academic courses necessary to earn credit toward completion of a high school diploma, or GED. The PROVIDER shall ensure that credits earned while studying for the GED can be applied toward a high school diploma. The PROVIDER shall provide pre-vocational and vocational education programs. All students shall be in an educational program for a minimum of five hours per day, five days per week. Special Education shall be provided to eligible disabled students in accordance with both Federal and Florida Law and in compliance with Department of Juvenile Justice Educational Quality Assurance Standards as specified in Article 2.9 above.

All teachers shall be specifically trained and prepared to manage the special needs of the youth population

The Youthful Offender Facilities' Educational Program shall be customized for use in the program facilities. The PROVIDER shall provide oversight and development of educational curricula to create customized education and vocational programs for all youth in both programs. The PROVIDER shall design curricula that specifically addresses the needs of the youth as well meeting the educational requirements of the local jurisdiction. The PROVIDER shall design and implement evaluation measures to assess program effectiveness and outcomes.

The PROVIDER shall offer educational programs that are administered in compliance with the standards developed by the Florida Department of Education, the American Correctional
Association (ACA) and the Correctional Education Association
(CEA), and that meet the standards of the Department.

The PROVIDER shall:

a) Provide educational programs that are, at a minimum, equal in quality and requirements to other programs in the community to ensure that student credits, certificates, and diplomas are accepted by employers and transferable to schools after release;

b) Provide educational programs certified by the State Department
Of Education;

c) Provide all students access to academic and vocational education programs and a system of incentives through the Contingency Management System;

d) encourage enrollment and completion of such programs;

e) Develop Individual Program Plans for all students and Individual Education Plans for all students identified as educationally handicapped under the Individuals with Disabilities
Act;

f) Provide educational services to-students in segregation unless they are determined to be a danger to others;

g) Provide specific and measurable performance objectives for each subject area that shall be reviewed regularly with input from staff, advisory committees, and State Department of Education staff. The performance based curricula shall be in self-contained units to facilitate individual pacing and open-entry, open-exit instructional programming;

h) Conduct regularly scheduled evaluations, by qualified professionals, of educational services to include all components of the overall education program;

i) Train all educational staff in procedures and principles of providing educational services in a juvenile correctional setting;

j) Develop cooperative agreements with community colleges to make available post secondary education programs to eligible students;

k) Provide program space, equipment and materials that are up-to-date and comparable to those used in the-community schools and business and industry;

l) PROVIDE- Computer and Other Technological Aids institution, and foster students interest as well as provide applications for computer assisted instruction. Computers shall be available on a 1-to-4 computer/student ratio;

m) Provide one-to-one Peer Tutoring to supplement classroom work.
A one to one peer tutoring program is incorporated but at no time will one youth be allowed to exercise control or authority over another;

n) Provide Remedial Education based on competency level. The program shall be integrated within the comprehensive educational program provided to all students; and,

o) Provide one-to-one Volunteer Tutoring to supplement classroom work. Volunteers shall be recruited from the community to tutor youth and help with homework assignments.

2.9.2 Assessments

The PROVIDER shall ensure placement in academic and/or vocational programs based on the assessment completed by the Treatment Team that includes representation from the Educational Provider. The PROVIDER Treatment Team shall conduct pre- and post-testing and shall ensure youth emerge from the program with social and employment skills. The PROVIDER shall ensure that once the students leave the program they are equipped to continue schooling at an appropriate level.

Article 2.10 PRE-VOCATIONAL AND VOCATIONAL SERVICES

2.10.1 Pre-Vocational and Vocational Performance Measures

a) 100% of all youth shall participate in 25 hours of academic credit bearing educational or vocational instruction in accordance with DEPARTMENT guidelines;

b) 85% of youth completing the program shall demonstrate an increase of at least one grade level in reading, writing and math skills; and,

The PROVIDER shall provide pre-vocational and vocational classes in conjunction with the Okaloosa County School Board and Okaloosa-Walton Junior College. The PROVIDER shall participate in the educational planning efforts for the youth to ensure development of skills consistent with the opportunities for employment in the region and in their home communities. The PROVIDER shall work cooperatively with the School to Work efforts in the region to ensure the applicability of instructional components.

Article 2.11 JOB TRAINING AND PLANNING

The PROVIDER shal1 provide an institutional work program integral to the Contingency Management System and the vocational education program by providing the opportunity for youth to apply what they have learned in the classroom in the in a work setting.

The PROVIDER shall provide a Job Training Program consisting of a combination of formalized instruction focused on obtaining and retaining employability skills; practical experience in applying for and holding jobs. This combination shall teach and reinforce skills needed to work successfully in the marketplace.

Article 2.12 SELF-SUFFICIENCY PLANNING

2.12.1 Life Skills Self-Sufficiency Planning Performance Measures

100% of all youth shall be provided life skills training, self-sufficiency planning and independent living skills.

The PROVIDER shall conduct testing to assess youth social skills and specialized needs upon admission. The PROVIDER shall develop a personalized self-sufficiency/independent living plan for each youth based on the outcomes of the testing and assessments within 30 calendar day after admission. Topics in the self-sufficiency plan shall be included on an as required basis for each youth:

Interpersonal skills, Education Management, Money Management, Food Management, Personal Appearance, Health Maintenance,
Job Seeking, Job Maintenance, Legal Skills, Housekeeping, Community Resources, Emergencies, Housing, Transportation, and Safety.

Article 2.13 RECREATIONAL AND LEISURE ACTIVITIES

2.13.1 Recreation and Leisure Performance Measures

100% of youth shall participate daily in a recreational/physical fitness program.

The recreational program shall teach youth how to plan leisure time. Youth shall develop constructive special interests compatible with lawful behavior. Practice in the development of acceptable social and communications skills shall be provided. Recreational activities shall provide students with opportunities to mature physically and mentally.

Article 2.14 AFTERCARE and FOLLOW-UP SERVICES

2.14.1 Aftercare And Follow-Up Services Performance Measures

a) 100% of youth shall be provided aftercare services;

b) 100% of youth shall have a transitional plan within 30 days prior to tentative release that includes competency assessments for education, employment, psychological and behavioral measures, and recommendations for follow-up services; and,

c) 100% of youth shall begin aftercare or reentry services at least 60 days prior to discharge.

Release planning shall begin on the day the youth arrives at the facility. The assessment, Performance Contract development, programs and services shall focus on behavior changes that support the youth's successful transition back to the community. The PROVIDER shall provide an in-house pre-release program for the youth that prepares youth for discharge. The PROVIDER shall use techniques that address the individual needs of youth based on differing backgrounds, situations and problems.

The PROVIDER shall develop and provide aftercare/follow-up services for all youth graduating from the program. Services shall be appropriate based on the type of supervision specified at the time of commitment or as determined appropriate at a later date and approved by the DEPARTMENT.

Approximately 60 days prior to the youth's release, the PROVIDER shall conduct a meeting to discuss the youth's transitional goals and finalize the formal transitional plan. The youth, Treatment Team, Department case manager, and parent(s)/guardian(s) shall participate in the finalization of the formal transition plan. The plan shall be designed to assist the youth in his adjustment to the community.

2.14.2 After Care Counselors

The aftercare counselor shall assist the youth with re-integration and re-adjustment to community living. The after care counselor shall be the liaison and shall keep in contact with the youth, the Department case manager, the youth's family, and the community. The aftercare counselor shall maintain contact with the youth and his family during the transition phase, and provide monthly summaries to his DJJ case manager. The aftercare counselor shall, in conjunction with the youth's DJJ case manager, develop a schedule of contacts including telephone and face-to-face contacts to monitor the youth's progress and whereabouts. Aftercare shall be provided in compliance with the Department of Juvenile Justice Quality Assurance Standards for Moderate Risk Residential and High (Maximum) Risk Residential Programs, January 1996.

The PROVIDER shall provide one half-time aftercare counselor for each program. Duties shall include, at a minimum, helping youth to develop their aftercare plans and obtaining community resources to ensure appropriate services will be available to youth after release. A resource directory for youth shall be prepared. The PROVIDER shall provide Aftercare services for one year consisting of follow-up. Aftercare studies of youth at three months, six months, and one year, which shall document the results of community reentry. The studies shall assess the status of critical outcomes in these areas: education, employment, relationships with parents, peers, and living arrangements. Aftercare shall be in accordance with the Department Juvenile Justice Quality assurance Standards for Moderate Risk Residential and High (Maximum) Risk Residential Programs, January 1996 and the Intervention Services Manual, Chapter 4, Aftercare, dated June 1996 as referenced in Appendix a.10 of the Request for Proposal #P6P01.

Article 2.15 PROGRAM EVALUATION

2.15.1 Program Evaluation Performance Measures

a) 90% of the youth admitted shall complete program; and

b) 100% of youth shall be administered pre and post testing to determine academic and behavioral development.

Program strategies shall be clearly defined to ensure that all program components complement each other and work together.

2.15.2 Facility Administrator

The Provider shall have a single administrator to whom all employees and units of management are responsible. The Facility Administrator shall have training and experience in the operation of juvenile facilities. He or she shall be skilled in personnel management, program research, planning, and evaluation. The Facility Administrator shall have experience and training in working with delinquents, causes of delinquency, common legal problems of juveniles, relevant policies of related agencies, and crisis management.

The Facility Administrator shall be accountable to the PROVIDER's Vice President of the Juvenile Justice Division. The Facility Administrator shall have the authority to act on behalf of the company and shall manage on-site the day to-day operation of the facility. The Facility Administrator shall maintain a current organizational chart. The chart shall be updated every thirty
(30) days and the updated versions shall be submitted to the Contract Manager every 30 days beginning the first thirty days after the entry of the first client is admitted to the program.

2.15.3 Mission Plan

The PROVIDER shall develop and implement a mission plan for each program that incorporates the objective of the DEPARTMENT as outlined in the Department of Juvenile Justice Quality Assurance Manuals for Moderate Risk High (and Maximum) Risk Residential Programs, dated January 1996. The PROVIDER shall ensure the mission statement is integral to the staff training program and shall provide documentation of the goals against which progress is measured.

2.15.4 Communication

The Facility Administrator's responsibilities shall include ensuring open communications with staff, the corporate office, the community and the Department. Illustrative of the system of communications required are: Quarterly meetings (or more frequently, if requested) with the Department to discuss policy and ensure contract compliance; response to requests for information, within the bounds of confidentiality, and program inquiries from government agencies; monthly staff meetings to improve communications between Departments, understanding of facility programs, and to provide the opportunity for staff and volunteers to recommend changes and consult the Administrator about ongoing operations.

2.15.5 Program Oversight and Monitoring

The PROVIDER shall implement ongoing performance monitoring procedures to ensure that the facility is meeting its goals while youth are in the programs as well as after the youth are discharged from the program. Monitoring includes, but is not limited to, meeting professional requirements and standards; those related to the efficiency of the detention process from intake through release or transfer; those related to the motivation of staff to provide high-quality treatment and services; and identification of specific problem areas and solutions. The PROVIDER shall ensure the quality of its programs through the following process:

a) Each facility shall adhere to annual corporate inspections and self monitoring procedures to ensure contract compliance and program integrity. The results of all inspections and self-monitoring activities shall be made available to the Department;

b) Each facility shall be subject to announced and unannounced inspections by the supervising corporate officer. Additionally, each facility shall be required to submit, to the supervising corporate officer, all reports including daily shift, incident, inspection and self-monitoring, monthly facility, employee hiring, grievance, disciplinary, commendations, promotions, and resignations;

c) The PROVIDER shall ensure the Vice President for Contract
Compliance shall be responsible for regular audits of each facility to ensure contract compliance and adherence to standards. Audits shall be designed as specific to each facility.
Discrepancies noted in the audit form shall require an action plan prepared by the facility including a target date for correction; and,

d) The PROVIDER shall conduct formal follow-up studies of residents at three months, six months, and one year to document successful re-entry into the community. As part of the follow-up interviews, the PROVIDER shall maintain records of and determine current status of critical outcome areas including: education - successful reentry into high school or post secondary education, employment (part-time or full-time),improved relationships with parents/peers/others, and stable positive living arrangements.

The PROVIDER shall track and report regularly on these outcome measures:

(1) Reduction of recidivism rates by at least 10% fewer than comparable Juvenile Justice Moderate Risk High (and Maximum) Risk
Residential Programs, dated January 1996.

(2) Increase academic levels of reading and mathematics by at least one grade level in nine to 12 months of program treatment.

(3) Increase attainment of GED and /or High School diplomas as appropriate.

2.15.6 Budget and Personnel Management

The Facility Administrator shall develop and manage an annual budget providing adequate resources for operations and programs. All aspects of ongoing and proposed programs and long range goals shall be evaluated for budget requirements. Fiscal policies shall be related to and coordinated with the goals and objectives of the facility program plan providing a guideline to improve program efficiency and measure goal achievement.

Methods employed for collecting, safeguarding, disbursing and recording funds shall comply with generally accepted accounting principles, mandates of the contracting authority and applicable statutes. Fiscal records shall include an itemized schedule of operating expenses. All fiscal accounts and records shall be available for inspection, by Department representatives upon request.

The PROVIDER shall provide employment opportunities to candidates selected from a field of the best qualified persons to meet program needs. The PROVIDER shall ensure staff selection procedures place a high priority on applicants demonstrating positive communications skills and whose education and employment histories represent the capacity to work with juveniles. The PROVIDER shall ensure that all staff are subjected to background screening in accordance with Department policy.

The PROVIDER shall consistently monitor and evaluate facility operations to assess and determine if goals are being attained and whether any, program changes need to be made. The Facility Administrator shall develop monthly statistical information to assess and assure maximization of overall effectiveness and efficiency of the programs and operations.

Article 2.16 OTHER PROGRAM COMPONENTS

The PROVIDER shall operate its facilities and programs in compliance with the contract, the Department of Juvenile Justice Quality Assurance Programs for Moderate risk High (and Maximum) Risk Residential Programs, dated January 1996, and in addition to the Department of Juvenile Justice Residential Services Manual, February 1997. The PROVIDER shall be accountable to the Department and shall communicate openly and be accessible to the Department at all times at the physical location of the program facility as well as at the corporate headquarters.

Article 2.17 INTAKE AND ADMISSION

2.17.1 Intake and Admission Agreement

The PROVIDER shall accept, up to capacity, all youth referred by the Department 24 hours a day, seven (7) days a week. During the youth's stay at the facility, the PROVIDER shall provide basic needs including shelter, food, clothing and medical care; protect the juvenile's legal rights; provide for the juvenile's physical, emotional, religious, educational, and social needs; and house juveniles in a safe and humane environment, maintaining the level of security necessary to prevent escape and provide an environment in which juveniles live free of fear of assault or intimidation. by staff or other juveniles.

2.17.2 Intake Process

The PROVIDER shall ensure intake staff are trained to perform the intake process and ensure that a preliminary physical and mental health screening shall be conducted on all youth at the time of admission.

Any youth admitted with diabetes, seizure disorder, cardiac disorders, asthma, tuberculosis, hemophilia, head injuries, or in need of medication is referred to the designated health authority immediately and a physical shall be completed within 24 hours.

Intake staff shall ensure all appropriate documentation accompanies the youth including: a certified copy of the petition and commitment order, Client Information System face sheet, pre-disposition report, consent for medical treatment and medical records, education transfer information, and case summary information.

2.17.3 Admission

An admissions form shall be completed upon admission and staff shall explain the steps of the intake process to the client. Staff shall conduct a frisk search to ensure that contraband is not introduced into the program. Contraband found during this, or any other search, shall be confiscated and placed in a secure area for disposition by the Facility Administrator, and if determined to be illegal, by local law enforcement authorities. Prior to admission to the housing unit, designated staff shall conduct a strip search of each youth.

The PROVIDER shall conduct an inventory of the youth's property upon admission. Staff shall search and record all personal property and its condition. The youth shall sign a personal property form attesting to the accuracy of the inventory. Large amounts of money, jewelry, or any personal property shall be secured in a locked area to prevent loss or theft. Permanent disposition of such property shall be determined by the Facility Administrator and documented in the youth's file.

The PROVIDER shall, in accordance with Department policy and procedures, notify the youth's parent(s) or guardian(s) within 24 hours of the youths admission to the facility. Information shall be mailed to the youth's parent(s)/guardian(s) within 48 hours of admission and shall include an overview of the program and rules pertaining to visitation, money and clothing The PROVIDER shall encourage parental involvement in the program. The PROVIDER shall request, and document if there any objections, restrictions, limitations or medial reasons preventing youth from participating in recreational activities. The PROVIDER shall ensure a Medical/Dental information form (DJJ-YS Form 2020) concerning medical insurance coverage is completed and returned to the facility by the parent(s) or guardian.

Article 2.18 SCREENING

Preliminary screenings shall include observation of: dress, manner of relating, activity level, emotional tone, thought processes, and level of orientation; presence of tremor and/or sweating; presence of obvious injury, signs of physical distress or illness, difficulty moving or other physical handicap; presence of scars, tattoos, or other skin markings; and indications of substance abuse and/or intoxication.

Article 2.19 SUICIDE SCREENING

All staff shall be trained to identify and record information and danger signals that indicate that a youth may be potentially suicidal. In this case, the PROVIDER shall ensure supervisory staff shall be alerted and, at all time following intake, the youth shall be observed for symptoms of emotional distress throughout his stay in the program.

Article 2.20 ORIENTATION

Orientation shall begin immediately upon admission and be completed within 24 hours of the youth's arrival at the facility. Orientation material shall include: identification of key staff and their roles; review of the emergency evacuation procedures; a tour of the facility; review of the daily program schedule; review of the youth's rights and the grievance procedure, including how to contact the Florida Abuse Hotline; review of the program goals and services available; review of the procedure to access medical and mental care; review of the performance contracting process and its impact on eligibility for release from the program; review of the visitation schedule; review of telephone procedures; review of program rules; review of program's search policy; review of consequences which may result from rule violation; an opportunity to identify special interests, talents, or problems; and an explanation of any testing and examinations. Where a language or literacy problem exists that can lead to a youth's misunderstanding of program rules or regulations, assistance shall be provided.

Article 2.21 CASE FILE

A case file shall be developed for each youth in the facility. This file shall include all information as provided with the referral and collected at intake. Each file shall contain, at a minimum, sections for: the commitment packet, needs assessment, performance contract, weekly updates, monthly progress reports, counseling notes, correspondence and miscellaneous.

Only authorized persons shall have access to juvenile records. Records shall be marked "confidential," stored inside a locked metal file cabinet, directly supervised and controlled by an authorized staff member. Anytime a record is removed from the file area, a receipt indicating reason for removal shall be signed by the staff member taking the file. Medical and education records shall be maintained in a separate file.

Article 2.22 FOOD SERVICE

2.22.1 Food Service Delivery

The PROVIDER shall provide 100% of youth three well-balanced meals plus snacks in compliance with recommended dietary allowances (RDA), the National School Lunch and Breakfast
Programs requirements.

The PROVIDER shall ensure basic nutrition is provided for the youth population. Food preparation procedures and menus shall be developed in compliance with the Department of Juvenile Justice Quality Assurance Standards for Moderate Risk High (and Maximum) Risk Residential Programs, dated January 1996, in addition to the Department of Juvenile Justice Residential Services Manual, February 1997.

2.22.2 Food Service Menus

The PROVIDER shall ensure that program menus are in compliance with the recommended dietary allowances (RDA) and the National School Food Program. At least two of the daily meals will be hot meals. The special food needs of youth shall be considered in the development of the menu. Consideration shall be given to the types of food that youth enjoy. Snacks shall be served during the evening. No more than 14 hours shall elapse between the evening meal and breakfast. Meal preparation shall take into consideration food flavor, texture, temperature, appearance and palatability. All meals shall be attractively served with hot food served hot and cold food served cold. The serving of meals shall be conducted under the direct supervision of designated food service staff.

The PROVIDER shall plan menus on a quarterly cycle with weekly segments. Menus shall be posted in the dining hall, and shall be followed as closely as possible. In the event that a substitution must be made, an item of equivalent nutritional value and taken from the same food group shall be substituted. The Cycle Menus shall be reviewed annually by a registered dietitian. Menus shall include six special holiday meals each year. When a physician or dentist has prescribed a special diet, the PROVIDER shall ensure the meals shall be prepared according to the orders. Diet orders shall be reviewed every 30 days and shall be continued with the Doctor's/Dentist's approval.

2.22.3 Special Diets/Religious Considerations

The PROVIDER shall ensure when a youth has been prescribed a special diet or religious beliefs require adherence to a special diet, those needs shall be met.

2.22.4 Other Information

The PROVIDER shall not permit youth to trade or give away his food. The PROVIDER shall ensures the standard menu shall not be modified for any youth as a result of behavior. Food shall not be withheld as punishment. Seconds or larger portions shall not be provided as reward for good behavior.

The facility shall provide a food service section that ensures the highest level of safety and sanitary practices. The food service supervisor shall conduct daily safety and sanitary inspections. The Okaloosa County Health Department shall conduct quarterly sanitation and health code inspections. The most current inspection report shall be maintained in the- dining hall. Past reports shall be kept in the administrative office. All violations shall be noted and corrected within the time mandated.

Article 2.23 VISITATION PROGRAM

2.23.1 Visitation Program Information

Staff shall inform 100% of all youth of all available visitation programs, and all youth shall have access to all visitation programs. Frequent visits by family members and friends shall be encouraged. The PROVIDER shall send an official letter to parents and guardians which explains the visitation procedure.

The PROVIDER shall explain the Visitation Policy to each youth during orientation. The visitation policy shall be included in the resident handbook and shall be conspicuously posted for review by youth, visitors, and staff. All visits are subject to the visitation policy and may be suspended, or revoked, upon violation of the policy. The minimum visitation period shall be one hour per weekend. The PROVIDER shall ensure that families are able to schedule visits on a flexible schedule, attend regularly scheduled religious services at the facility, and participate in family therapy and other appropriate counseling programs.

Visitation shall be denied to any person who has been denied access to the program by court order. The PROVIDER shall deny visitation to any relative whose visit may significantly interfere with the behavioral or treatment progress of the youth. The Facility Administrator shall be authorized to grant special visits to parents/guardians of hospitalized youth; to clergy and law enforcement officials, on an as needed basis.

The youth's attorneys, legal representatives, court officers, and designated Department personnel shall be allowed unlimited visits with the stipulation visits shall coincide with the visitation policy. Any unannounced or unscheduled visits shall be documented in the Program Log Book and may be subject to delay by the PROVIDER. Visitation delays shall also be documented in the Program Log Book.

The PROVIDER shall supervise and be available during visitation periods. The PROVIDER shall ensure all visitors present proper identification and sign the visitation log. The make and tag number of each visitor's vehicle shall also be recorded in the log book.

Article 2.24 RELIGIOUS PROGRAMS

2.24.1 Religious Program Performance Measure

The PROVIDER shall ensure all youth have access to religious services and publications of their respective faith. Religious publications shall be subject to review before allowed into the facility. The PROVIDER shall provide proper space and atmosphere for religious services Attendance shall be voluntary and all youth shall be asked to designate religious preference.

ARTICLE 3
PROVISION OF SERVICES

Article 3.1 OPERATIONAL PLAN

3.1.1 Method of Service Provision

The Provider's Operational Plan shall be consistent with the Program Goals and Objectives as described in the Department of Juvenile Justice Residential Commitment Services Manual dated February 1997 in addition to the Department of Juvenile Justice Quality Assurance Manuals for Moderate Risk Residential Programs and High and Maximum Risk Programs, (inclusive of the Standards for Educational' Standards dated January 1997), dated January 1996 and as outlined in Exhibit B.

Article 3.2 LOCAL INTERAGENCY AGREEMENTS

For the provision of hospital and medical treatment beyond the capabilities of onsite medical staff, the PROVIDER shall obtain interagency agreements for these services with the North Okaloosa Medical Center and Bridgeway Center Inc., Okaloosa County, Florida. to supplement behavioral and mental health services. The interagency agreement(s) shall be in effect beginning with the admission of the first client Two copies of these agreement(s) shall be provided to the Department contract Manager within 14 days of execution.

Article 3.3. OUTCOME MEASURES

The PROVIDER shall meet all program outcome measures as specified in Appendix A.1, Halfway House for Male Youth, pages 7 and 8, and in Appendix A.2, Intensive Halfway House for Male Offenders, pages 6 and 7 of the Request for Proposal #P6P01. The PROVIDER shall implement performance monitoring procedures to ensure the facility and its residents are meeting their goals. The PROVIDER shall assess program outcomes by implementing a system to monitor the status and progress of graduates. The PROVIDER shall conduct annual recidivism studies to establish the success rate of the program based on the number of graduates who have avoided further criminal activities. The PROVIDER shall conduct formal follow-up studies of residents at three months, six months and one year to document successful reentry into the community as part of the follow-up.

Article 3.3.1 EVIDENCE OF COMPLIANCE WITH OUTCOME MEASURES

The PROVIDER shall document evidence of compliance with outcome measures. Failure to achieve desired outcomes as specified in Appendix A1 and A2 of the Request for Proposal #P6P01, and the Department of Juvenile Justice Commitment Management and Placement Manual, October 1996, may be cause for cancellation of this contract.

Article 3.4 DATA COLLECTION

The PROVIDER shall develop and implement an organized system of self-monitoring and evaluation that includes ongoing data collection and documentation, storage, retrieval, reporting and review to verify and evaluate the facility's level of services, programming, contract compliance and performance, as well as compliance with applicable AGA standards, National Commission on Health Care standards; and the Department of Juvenile Justice Quality Assurance Standards for Moderate Risk Residential Programs, and High (and Maximum) Risk Residential Programs. Dated January 1996.

Article 3.5 REFERRAL AND ADMISSION PROCEDURE

The PROVIDER shall accept, up to capacity, all youth referred by the Department. Youth referred to the facility shall be assessed and classified as moderate or high risk by the Department. The PROVIDER shall review commitment records, conduct intake and make appropriate placement based on Department criteria as defined in the Department of Juvenile Justice Commitment Management and Placement Manual, October 1996, and the Department of Juvenile Justice Quality Assurance Standards for Moderate Risk Residential Programs and High (and Maximum) Risk Residential Programs dated January 1996.

Article 3.6 PROGRAM BEHAVIOR EXPECTATIONS

The PROVIDER shall, subject to review and approval of the Department, construct program rules and regulations that are targeted to the particular behaviors of this population. The rules and regulations shall be included in the student handbook and explained to youth at orientation. Sanctions shall focus on ending unacceptable behaviors; helping the youth to understand why his behavior was unacceptable; and

teaching new, more socially acceptable behaviors. Rules and sanctions shall be appropriate to the age and functioning level of the youth placed in the program.

Article 3.7 PROGRAM BEHAVIOR MANAGEMENT SYSTEM

3.7.1 Program Behavior Management System Performance Measures

a) 100% of all youth enrolled shall be familiarized with the established and written grievance, discipline, and review procedures;

b) 100'% of all youth shall participate in the behavior management system;

c) 100'% of all youth shall comply with an established and written dress code;

d) All youth shall be expected to adhere to program rules and regulations, including the dress code, which shall be provided to them at orientation.

3.7.2 Discipline

The PROVIDER shall ensure discipline teaches offending youth socially acceptable behaviors and promotes positive mental attitude through behavioral management.
All discipline shall be subject to the following limitations:
a) All consequences for violations of program rules must be directly related to the seriousness of the inappropriate behavior exhibited;

b) A youth's length of stay shall not be extended as a disciplinary measure;

c) No youth shall be allowed to discipline other youth;

d) A group of youth shall never be disciplined or receive sanctions for the misbehavior of an individual youth;

e) Imposition of disciplinary sanctions shall only be done by staff who have the express authority to do so; and,
f) All disciplinary actions shall be in compliance with Department policy and procedures and guidelines.

Article 3.8 USE OF FORCE

The PROVIDER shall use reasonable force when required for self-defense, to prevent escape, to prevent injury to self or others, to prevent damage to property, to quell a riot or serious disturbance, or when a youth exhibits violent physical behavior in response to a lawful and reasonable staff command. Use of force shall be the last resort and shall occur only when all other reasonable alternatives have been unsuccessful. Physical force shall be used only to the degree necessary to control the situation. The PROVIDER shall adhere to the FDJJ 8.03, Use of Force Policy. PROVIDER Staff involved in the use of physical force to control youth shall complete an incident report no later than the conclusion of the tour of duty. All instances requiring the use of physical force shall be followed up by counseling.

Specific documentation shall be provided that ensures all youth are aware of their rights and procedures for filing a grievance.
If a literacy or language problem prevents a youth from understanding his rights or the process for filing a grievance, a staff member or translator shall be made available.

Article 3.9 GRIEVANCE PROCESS

The PROVIDER shall establish a list of Resident Rights for the facility and shall ensure that youth in the facility have the right to grieve the action of staff, conditions, or circumstances in the facility which violate any of the established rights. Youth rights shall include participation in the visitation program; clean clothing, linen and personal care items; reasonable access to telephones; uncensored mail from parent(s), guardian(s) and other members of their immediate family; freedom of religious affiliation; knowledge of rules, regulations, and program schedules; fair discipline; access to health programs; freedom of speech; access to legal assistance; and freedom from unusual punishment.

The PROVIDER shall ensure written policy and procedure provide for a phased grievance system, beginning with an informal grievance appeal. In this phase a youth shall attempt to resolve the complaint or condition through discussion with the staff member on duty at the time of the grievance. To ensure staff adherence to the grievance policy and procedures, the Treatment Program Director for each program shall serve as the Grievance Coordinator for the facility. Any problems or concerns about the grievance policy or procedures may be referred to the Program director of the respective program by staff or residents.

The PROVIDER shall ensure that, in the event a grievance is not satisfactorily resolved through discussion, youth shall put the grievance in writing within 24 hours, and submit it to the supervisor of the staff involved. Should the grievance not be resolved at this point, the second phase is a formal grievance appeal to the shift supervisor. If the shift supervisor' s review concludes that the complaint is appropriate, he or she shall conduct an investigation. The shift supervisor shall have two (2) hours to respond to the written grievance. The response shall be in writing. If the decision is favorable to the grievant, the shift supervisor will determine what action shall be taken to rectify the situation. If the decision does not support the grievance, it will automatically be forwarded to the Facility Administrator.

The third phase directly involves the Facility Administrator or duty officer who shall review all denied appeals within 24 hours (excluding weekends and holidays). The Administrator may elect to conduct a grievance conference, in which case the complainant shall be permitted to select another youth or staff member to help in the appeal to the Facility Administrator. Witnesses may be called and written materials presented.

The PROVIDER shall notify all involved parties, in writing, of the findings within 24 hours of the review. A copy of each written grievance will be placed in the youth's file, and a copy of all grievances filed in the facility shall be maintained by the Facility Administrator.

Article 3.10 SCHEDULE OF YOUTH ACTIVITIES

See Chart at Exhibit C

Article 3.11 AGREEMENT/CONTRACT WITH LOCAL SCHOOL DISTRICT

The PROVIDER shall offer academic, GED, pre-vocational and vocational classes in conjunction with the Okaloosa County School
Board and the Okaloosa-Walton Junior College.

Article 3.12 ASSESSMENT AND JOB PLACEMENT

The PROVIDER shall coordinate services with the Okaloosa County Workforce Development Board to provide residents with extensive-training in obtaining and retaining employment. The PROVIDER shall work with the Workforce Development Board to access their information on employment opportunities and maintain with them a Job Placement Bank for use in placing residents. The PROVIDER shall also contact local employers to assess the job market, and shall maintain a resource directory of current employers in Okaloosa and surrounding counties. This directory shall be available to youth as part of their transition planning and aftercare program.

Article 3.13 STAFF TRAINING PLAN PERFORMANCE MEASURES

100% of the PROVIDER staff shall participate in required pre-service and in-service training, at a level appropriate to their position, and will pass competency based tests prior to assuming their positions; and, 100% of PROVIDER) staff shall participate in annual refresher training.

Article 3.14 FACILITY STAFFING PLANS - HIGH AND MODERATE RISK
PROGRAMS

Staff shall be trained to understand how they can work together in the best interest of the youth and specifically how their work can support treatment. The PROVIDER ensures the training curriculum shall be submitted to the Florida Department of Juvenile Justice, Programs Office, for approval, both in terms of content and number of hours, prior to the staff training phase of facility start-up. Programs shall be planned to meet the needs of each staff member and shall be relevant to his/her work with the youth.

The PROVIDER shall tailor training specific to the facility, its population and the special area of contracted services. The curriculum shall be responsive to position requirements, professional development needs, and current detention and juvenile correctional issues. All staff shall be trained to interact with the youth in a manner consistent with the security needs of the facility and program needs of the youth in compliance with the Department of Juvenile Justice Quality Assurance Standards for Moderate risk Residential Programs and High (and Maximum) risk Programs dated January 1996 guidelines and requirements. All facility staff shall receive 40 hours of pre-service training and orientation prior to facility opening. Staff whose duties include direct supervision of the youth shall be required to participate in an additional 120 hours of pre-service training prior to being allowed to assume independent post responsibilities. Support staff (e.g. maintenance) and professional specialists shall receive 40 hours of additional training during their first year of employment, and clerical and administrative personnel receive 16 and 80 hours respectively
The PROVIDER shall-provide subsequent approved, advanced formal training each year. Training shall be appropriate to the position classification and responsibilities and shall meet the requirements of applicable Department of Juvenile Justice Quality Assurance Standards for Moderate Risk residential Programs and High (and Maximum) Risk Residential Programs dated January 1996.

Training curriculum shall be delivered by individuals certified in the topic area being trained. Trainees who fail to satisfactorily complete the curriculum (as measured by written tests and skill application tests) shall not be retained. Applicants for employment shall be informed of this requirement during the job interview.

The PROVIDER shall develop an operations manual that is reviewed annually and updated as needed. The operations manual shall be available to all staff and volunteers. Two copies of all manuals and subsequent amendments and modifications shall be provided to the Department Contract Manager within 30 days of contract execution.

The PROVIDER shall administer a full post test battery of tests assessments to each client that shall document the academic gains and improvements in self-concept for each client.

3.15 Public Information and Media Access

The release of public information (through news media or otherwise) in connection with the facility and program shall be in the manner described in FDJJ 10.01, Media Access to Clients and Client Information.

3.16 Scheduling and Coordination Functions

The PROVIDER Facility Administrator shall ensure there are no conflicts in the daily schedules of youth and that no outside appointments are missed, including court appearances and doctor's appointments.

The PROVIDER shall ensure part time work assignments, academic/vocational training, life skills instruction, commissary hours and any other program activities scheduled for youth are coordinated to meet program objectives.

The PROVIDER shall determine the exact nature of the treatment or activity; the expected duration of the trip; and the degree of public contact there will likely be. The PROVIDER shall ensure the type and level of security and escort required before transporting any youth. The PROVIDER shall ensure staff shall coordinate any trips with staff at the destination point. Details including expected time of arrival, duration of stay, and necessary security and/or precautions shall be established in advance of the trip. For court appearances, the staff member shall keep a record of and log in the court order. For medical appointments, the appropriate medical records will be obtained and delivered to the medical practitioner. Housing unit staff shall be notified a day in advance of off campus visits so that the youth will be dressed properly and ready one hour prior to the scheduled departure time.

3.17 Facility Maintenance Inspections and Drills

The PROVIDER shall develop and implement a sound safety and sanitation program shall be in effect and operated in an efficient manner through the use of a regular preventive maintenance program. A housekeeping and maintenance plan shall be implemented to ensure that the facility is clean, in good repair and pest free. Disposal of refuse shall comply with all local, state, federal and Department requirements. Trash shall be collected and disposed of in a manner and as frequently as is necessary to maintain good sanitary conditions.

The PROVIDER shall develop and implement a comprehensive preventive maintenance program which includes testing and servicing institutional property and equipment.

The PROVIDER shall be responsible for the overall maintenance of the facility including: periodic scheduled inspections, minor adjustments, and servicing of equipment and systems. All inspections, problems and corrective action will be documented in a log book set up for each piece of equipment. Destructive insects, animals or vermin shall be managed by an aggressive program of inspections and extermination. Minor pest control, such as spraying shall be conducted monthly by a licensed pest control contractor.

The PROVIDER shall provide a safe institutional environment for all staff and residents through compliance with all applicable codes and standards for sanitation, health, and life safety, including the Life Safety Code of the National Fire Protection Association (NFPA), or any local or state codes or regulations that may exceed the NFPA code.

The PROVIDER shall develop, implement and ensure the operation of a fire protection and life safety prevention program, a comprehensive training program to cover all safety and sanitation practices and emergency plans, a systematic schedule of inspections and audits, and the proper placement and maintenance of fire protection equipment throughout the facility.

The PROVIDER shall develop written evacuation plans to be used in the event of a major emergency and the plan shall be submitted to the Contract Manager prior to the entry of any youth on the premises. The PROVIDER ensures each plan shall be reviewed annually, updated as needed, reissued to local fire/law enforcement officials and the Department. Evacuation or egress plans shall be posted throughout the facility to show exit routes, locations of fire extinguishers and first aid equipment. Monthly unannounced evacuation drills shall be conducted, on each shift, in all occupied locations of the facility. Drills shall be recorded in fire drill logs.

ARTICLE 4
SPECIAL PROVISIONS

Article 4.1 Department-Furnished Property.

1. The DEPARTMENT shall furnish the Facility and equipment as listed in Part A, Section B, of the contract.

2. Title to the Facility shall not be affected by the incorporation into or attachment of any property not owned by the DEPARTMENT. The PROVIDER shall keep the facilities free and clear of all liens and encumbrances and except as otherwise authorized by the DEPARTMENT shall not allow the use by others of any of the facilities.

3. The PROVIDER may, with the written approval of the DEPARTMENT, install, arrange, or rearrange, readily movable machinery, equipment, and other items belonging to the PROVIDER. Title to any such items shall remain in the PROVIDER even though it may be attached to real property owned by the DEPARTMENT, unless the DEPARTMENT determines that it is so permanently attached that removal would cause substantial injury to Department-furnished property.

4. The PROVIDER shall not construct or install, at its own expense, any fixed improvement or structural alterations in Department buildings or other real property without advance written approval of the DEPARTMENT. Fixed improvement or structural alterations, as used herein, means any alteration or improvement in the nature of the building or other real property that, after completion, cannot be removed without substantial loss of value or damage to the Facility.

5. Notice of use of the Facilities. The PROVIDER shall notify the DEPARTMENT in writing whenever any item of the Facility is no longer needed or usable for performing existing related contracts that authorize such use.

6. Property Control. The PROVIDER shall maintain property control procedures, records, and a system of identification of the Facility.

7. The PROVIDER shall keep records of all work done on the Facility and shall give the DEPARTMENT reasonable opportunity to inspect such records. PROVIDER shall deliver the related records to the Department where and when requested.

8. If the PROVIDER receives the Facility in a condition not suitable for the intended use, the PROVIDER shall, within 30 days after receipt and installation thereof, so notify the DEPARTMENT, detailing the facts, and, as directed by the DEPARTMENT and at DEPARTMENT expense, either (1) return such item or otherwise dispose of it or (2) effect repairs or modifications. An appropriate equitable adjustment may be made in the contract if the property is verified by the DEPARTMENT to not be in a condition suitable for its intended use.

9. The DEPARTMENT may at any time, upon written notice, terminate or limit the PROVIDER's authority to use any of the facilities. Except as otherwise provided in the Termination for Cause clause of this contract, an equitable adjustment may be negotiated.

10. The PROVIDER shall within a reasonable time remove all of its property from the DEPARTMENT property and take such action as the DEPARTMENT may direct in writing with respect to restoring such DEPARTMENT property, to the extent that it is affected by the installation of the PROVIDER's property, to its condition before such installation, excepting reasonable wear and tear.

11. Upon completing this contract, the PROVIDER shall follow the instruction of the DEPARTMENT regarding the disposition for all Department-furnished property.

Article 4.2 Health Care Services.
The PROVIDER shall pay for and supply all health care services for youth in the program.

The PROVIDER shall establish written agreements with health/mental health providers to insure availability of necessary and appropriate health/mental health services for youth in custody. The health care agreements(s) shall be executed within 60 days of the execution of this contract.

Medicaid Reimbursable Expenses: The PROVIDER shall obtain reimbursement from Medicaid for all expenses eligible for Medicaid reimbursement.

Expenses not Reimbursable by Medicaid: For expenses that are not eligible for Medicaid reimbursement, the PROVIDER shall make reasonable attempts to have parents, guardians, insurance, or any other source assume payment responsibility. If such health care cost of youth is in excess of $7,500.00 per youth (maximum cost) the DEPARTMENT will be responsible for paying the cost of services in excess of the maximum cost. The PROVIDER shall obtain DEPARTMENT approval prior to the rendering of the services where the expenses exceed the maximum cost. Such prior approval is not required where the service to be provided is in response to a life-threatening or potentially life threatening illness, injury, or event where attempts to obtain DEPARTMENT approval would affect the well being of the youth.

Article 4.3 Prescriptive Medical Property. The client has title to prescriptive medical personal property purchased by the DEPARTMENT and for use and benefit of the client and the DEPARTMENT.

Article 4.4 Insurance. The PROVIDER shall obtain at his own expense, provide proof of, and maintain during the entire contract period the following minimum kinds of insurance which may be in addition to other insurance requirements contained elsewhere in this contract or related contract documents. Minimum coverage includes:

(1) Workers' Compensation and Occupational Coverage in accordance with statutory limits. Employers liability coverage with a minimum limit of $100,000.00.

(2)	Comprehensive General Liability. Minimum of $500,000.00 per
occurrence.

(3) Automobile liability. Liability Insurance shall be required on the comprehensive form of policy and shall provide bodily injury liability and property damage liability covering the operation of all automobiles used in connection with performance of the contract. The limits of liability shall be no less than $200,000.00/$500,000.00 for Bodily Injury, and no less than $200,000.00 per occurrence for Property Damage.

(4) Bonding. Ten (10) days prior to the effective date of the contract, the PROVIDER shall furnish an insurance bond to cover all officers, employees and agents of the PROVIDER authorized to handle funds received or disbursed under this contract. The bond shall be twice the amount of the monthly cash flow, or a greater amount commensurate with the funds handled and the degree of risk as determined by the surety company as is consistent with good business practices.

Certificate of Insurance and Cancellation. During the performance of services hereunder, PROVIDER shall maintain the plan of insurance and submit a Certificate of Insurance to the DEPARTMENT for the mutual protection and benefit of it and the DEPARTMENT, naming the DEPARTMENT as co-insured and entitled to all notices issued under the policy, to cover claims that may arise out of or result from PROVIDER's operation and services hereunder, whether same be by PROVIDER or a subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable. The DEPARTMENT shall be notified at least 30 days in advance of cancellation, non-renewal or adverse change in the coverage. New Certificates of Insurance are to be provided to the DEPARTMENT at least 15 days after receipt by PROVIDER.

Article 4.5 Defense/Immunity. By entering into the Contract, neither the State, DEPARTMENT, nor PROVIDER waives any immunity defense which may be extended to them by operation of law.

Article 4.6 Notice of Claims. Within ten (10) calendar days after receipt by the DEPARTMENT Contract Manager of a summons in any action of notice of claim, the DEPARTMENT shall notify PROVIDER in writing of the commencement thereof.

Article 4.7 Waiver. No waiver of any breach of any of the terms or conditions of the Contract shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

Article 4.8 Juvenile Offender Fees. The PROVIDER shall not assess daily participation fees on Juvenile Offenders assigned to the Facility. However, this provision shall not affect the PROVIDER's right to seek restitution and other property related damages from clients enrolled in the program. Any and all contributions by the parents or legal guardians toward the cost of essential care shall be paid to the DEPARTMENT and not the PROVIDER.

Article 4.9 confidentiality. The PROVIDER shall maintain confidentiality of all information concerning the client and his family pursuant to Section 39.045.

Article 4.10 Access to the facility. The DEPARTMENT shall have access at all times, with or without notice, to Juvenile
Offenders and staff and to all areas of the Facility.

Article 4.11 Accreditation. The PROVIDER shall obtain ACA accreditation for the Facility within 18 months of the Services Commencement Date unless said time is extended in writing by the DEPARTMENT. If the PROVIDER is prevented from obtaining ACA accreditation for the facility by some action or inaction on the part of the DEPARTMENT, any State of Florida Agencies or other persons outside the PROVIDER's control, said time may be extended in writing by the DEPARTMENT. Any contract renewal shall be contingent upon ACA accreditation. Failure to obtain accreditation within the time set forth herein may be considered by the DEPARTMENT as a breach of this contract.

Article 4.12 Prior Approval of Subcontractors. The PROVIDER shall obtain written approval from the DEPARTMENT prior to subcontracting any direct (juvenile) care services contemplated under this contract. Request(s) for approval of direct care contractors shall be submitted to the DEPARTMENT Contract Manager. For non-direct care services, the PROVIDER shall give prior written notice to the DEPARTMENT. Written notice of non-direct care subcontractors shall be submitted to the DEPARTMENT Contract Manager.

Article 4.13 Third Parties. This contract is made for the sole benefit of the DEPARTMENT and the PROVIDER. Neither the DEPARTMENT nor the PROVIDER intend by this contract to create or confer any legally enforceable rights or benefits to any third party, including, but not limited to, any juvenile offender or any parent or legal guardian of a juvenile offender.

Article 4.14 Dissociation of Interest. THE PROVIDER shall not sell, transfer, mortgage, encumber, grant concessions or licenses or sublease in whole or in part or otherwise dispose of any interest in equipment used to operate the program without the express written consent of the DEPARTMENT.


ARTICLE 5

CONTRACT TYPE, TERM, AND METHOD OF COMPENSATION

Allowable and appropriate cost principles for this contract are those defined by reference in: OMB Circulars A-87 for state and local governments; A-21 for institutions of higher education; and 48 Code of Federal Regulations (CFR) Chapter 1, Subpart 31.2 for commercial organizations other than hospitals.

Article 5.1 Contract Type. This is a fixed-price unit price type contract. A unit is a filled bed. A bed is considered filled for each full day a youth is assigned to the program by the DEPARTMENT. A full day unit (filled bed) consists of 24 consecutive hours of client service.

Article 5.2 Term. The term of the Operational contract will be for a period of five years.

Article 5.3 Start-up Period. The PROVIDER will be reimbursed for allowable start-up costs incurred during this period as set forth in the Request for Proposal #P6P01, pages 18 and 19, and in Section G, Core Contract.

Article 5.4 Start-up Costs. Start-up costs are described in
Section B, Project Budget Summary.

Article 5.5 Compensation and Per Diem Rates. The contract shall be subject to the per diem rates and not-to-exceed yearly amounts as set forth in the table below:


30-Bed Moderate Risk Program
              Per        Not-To
             Diem      Exceed Amount
Year One	71.17	     $779,310.00
Year Two	73.66	     $806,586.00
Year Three	76.2     $834,817.00
Year Four	78.91     $864,036.00
Year Five	81.67     $894.277.00
TOTAL		           $4,179,026.00


35-Bed High Risk Program
                 Per        Not to
                 Diem    Exceed Amount
Year One         86.69    $1,107,474.00
Year Two         89.72    $1,146,236.00
Year Three       92.87    $1,186,354.00
Year Four        96.12    $1,227,876.00
Year Five        99.48    $1,270,852.00
TOTAL                     $5,938,792.00

The Operational contract may be renewed on a yearly basis for no more than two (2) years or for a period no longer than the original contract and are subject to specific legislative appropriation. Renewals for contractual services shall be in writing and shall be subject to the same terms and conditions set forth in the initial contract Renewal prices shall not exceed the amounts below:


30-Bed Moderate Risk Program
              Per        Not-To
             Diem     Exceed Amount
Year One	84.53	       $925,577.00
Year Two	87.49	       $957,972.00
Year Three	90.55	     $991,501.00
Year Four	93.72	    $1,026,204.00
Year Five	97.00	    $1,062,121.00
TOTAL		             $4,963,375.00


35-Bed High Risk Program
                 Per        Not to
                 Diem    exceed amount

Year One        102.96    $1,315,332.00
Year Two        106.57    $1,361,369.00
Year Three      110.29    $1,409,017.00
Year Four       114.16    $1,458,333.00
Year Five       118.15    $1,509,375.00
TOTAL                     $7,053,426.00

The Department will make payment for a minimum utilization rate of 50% in each program. Service units provided above the 50% minimum will be paid on a filled basis. The PROVIDER shall consistently, without interruption, maintain the capacity to deliver the maximum number of service units allowed by this contract, for each program.

For both the High-Risk and Moderate-Risk Residential Programs, the PROVIDER shall calculate the monthly invoice as follows:

(Maximum Service Capacity x 50%) x (Specified Per Diem Rate) +
(Number of Units of Service Delivered Above 50% Minimum) x
(Specified Per Diem Rate) = Total Invoice Amount.

The maximum number of High Risk Residential filled beds shall be
35. The maximum number of Moderate Risk filled beds shall be 30.

(a) Invoice Requirements: The provider shall request payment on a monthly basis through submission of a properly completed invoice within ten (10) days following the end of the month for which payment is being requested. One invoice may be utilized for payment requests for both programs.

(b) Payment may be authorized only for allowable expenditures on the invoice which are in accordance with the limits specified in the approved line item budget as indicated in Appendix 7.

(c) Start- Up Costs Documentation of all expenses incurred under this contract for Start-Up shall be retained by the provider for a period of five years after the ending date of the contract pursuant to Chapter 95.11, F.S. Documentation includes, but is not limited to, the following:

Service Delivery Documentation:

1) Professional Services Fees on a Time/Rate Basis: The invoice shall include general statement of the services being provided. The time period covered by the invoice as well as the hourly rate times the number of hours worked must be stated. If the provider is not working 100% of his or her time on the contract, the payroll registers, timesheets, or a time log detailing the hours represented on the invoice is required and should be submitted as backup documentation.

2) Postage and Reproduction Expenses: Purchases made from outside vendors shall be supported by paid in-voices and/or receipts. Purchases for all in-house postage (i.e. postage meter) and reproduction expenses shall be supported by usage logs or similar documentation.

3) Expenses: The PROVIDER shall retain receipts for all expenses incurred, (i.e. office supplies, printing, long distance telephone calls, etc).

4) Travel: A DJJ Travel Voucher (Form FA001) or state approved equivalent must be submitted to the department when travel expenses are requested. Original receipts for items such as car rental, air transportation, parking, lodging, tolls and fares are required for reimbursement of these items. Travel costs will be reimbursed on an actual cost or mileage basis pursuant to DJJ Regulation 40-1 and in accordance with the travel policies outlined in Section 112.061, F.S.

5) A DJJ Travel Voucher (Form FA001) or a state approved equivalent, and an Authorization to Incur Travel Expenses (Form FA001) or a state approved equivalent, with a copy of the conference agenda must be submitted to the department for reimbursement for conference travel. The benefits to the state must be documented on the Form FA001 for payment to be reimbursed.

Prior approval must be obtained from the contract manager for out-of-state travel and all conference related expenses on the Form FA001 or the state approved equivalent.

Article 5.6 Billings and Compensation. Invoices for compensation based upon the established per diem rates and admissions to the Facility shall be submitted monthly to the Contract Manager by the 10th of the month following the month services were rendered, in a format prescribed by the DEPARTMENT.

Article 5.7 Service Provision Documentation. The PROVIDER shall maintain records documenting the total number of recipients and names (or unique identifiers) of recipients to whom services were provided and the date(s) on which services were provided, so that an audit trail documenting service provision is available.

Article 5.8 Employment of Illegal Aliens. The Department shall consider the employment by any contractor of unauthorized aliens a violation of Section 274A (e) of the Immigration and Nationalization Act. Such violation shall be cause for unilateral cancellation of this contract.

Article 5.9 Time of Performance for Part A. The Operational phase, PART A, of this contract shall commence only after final acceptance of the completed facility by the DEPARTMENT. The DEPARTMENT will issue a Notice to Proceed within 30 days following acceptance of the facility. Upon issuance of the Notice of the Proceed, the PROVIDER shall commence operations within 10 calendar days The programs shall be fully capable of accepting 10% capacity as of the first performance day of the operational capacity and will be fully capable of accepting up to 6O beds over capacity within 30 days from the first day of the operational phase, and be fully capable of accepting up to 100% of capacity within 45 days from the first day of the operational phase.




PART B - SECTION A
DESIGN-BUILD CONSTRUCTION TERMS AND CONDITIONS

ARTICLE 1
THE DESIGN-BUILD TEAM AND EXTENT OF AGREEMENT

The PROVIDER, as defined by the signature on this contract, accepts the relationship of trust and confidence established between it and the OWNER, hereinafter called the DEPARTMENT, by this Agreement. The PROVIDER covenants with the DEPARTMENT furnish its best skill and judgment and to cooperate in furthering the interests of the DEPARTMENT The PROVIDER agrees to furnish efficient business administration and superintendence and to use its best efforts to complete the project in the best and most sound way and in the most expeditious and economical manner consistent with the interest of the DEPARTMENT.

1.1 The DESIGN-BUILD TEAM - The PROVIDER and the DEPARTMENT called the "DESIGN-BUILD TEAM", shall work jointly during design and through final construction completion and shall be available thereafter should additional services be required. The DESIGN BUILD FIRM shall provide leadership during the design phase with direction from the DEPARTMENT.

The specific representatives of the DESIGN-BUILD TEAM are listed in the attached Exhibit A.

1.2 Architect/Engineer - Architectural and engineering services shall be performed by licensed, independent design. professionals retained by the PROVIDER or furnished by licensed employees of the PROVIDER The person or entity providing architectural and engineering services shall be referred to as the Architect/Engineer. If the Architect/Engineer is an independent design professional, the architectural and engineering services shall be procured and payments made pursuant to a separate agreement between the PROVIDER and the Architect/Engineer. The architectural and engineering services are independent of the work or services provided directly by the PROVIDER. The Architect/Engineer for the Project is The Scott Partnership Architecture, Inc., 1900 Summit Tower Blvd., Suite 260, Orlando, Florida 32810.

1.3 Extent of Agreement - This Agreement for THE DESIGN AND CONSTRUCTION OF "A MODERATE RISK RESIDENTIAL PROGRAM AND A HIGH RISK RESIDENTIAL PROGRAM," between the DEPARTMENT and the PROVIDER, supersedes any prior negotiations, representations or agreements. When drawings, specifications and other descriptive documents defining the work to be included under a construction authorization are complete, they shall be identified in the construction authorization issued by the Project Manager. The contract documents consist of this Agreement, the RFP package dated October 2, 1996, conditions of the contract (General, Supplementary and other conditions), the provider's proposal response (Step One dated October 22, 1996 and Step Two Date December 5, 1996), Modifications to provider's proposal response (see SECTIONS B through G), the drawings and the specifications to be made by the PROVIDER and approved by the DEPARTMENT, all addenda issued prior to execution of this Agreement and all Modifications issued subsequent thereto. These form the Contract, and all are as fully a part of the contract as if attached to this Agreement or repeated herein. If there are any conflicts between this Agreement and other contract documents, this Agreement shall control or the document with the latest date approved by the DEPARTMENT.

This Agreement shall not be superseded by any provisions of the documents for construction and may be amended only by written instrument signed by both DEPARTMENT and PROVIDER.


1.4 Definitions:

Project - The project is the total work to be performed under this Agreement. The project consists of planning, design, permitting, construction and code inspection for "A MODERATE RISK
RESIDENTIAL PROGRAM AND A HIGH RISK RESIDENTIAL PROGRAM", necessary to build the component parts of the project Identified in Exhibit B.

DEPARTMENT- State of Florida, Department of Juvenile Justice, acting through its Secretary or those persons designated by the Secretary to act in his behalf.

Permitting Authority - The Permitting Section, Division of Building Construction, DEPARTMENT of Management Services, State of Florida, Building 4030, Suite 315, 4050 Esplanade Way, Tallahassee, Florida 32399~950, Telephone (904)488-2856. The Permitting Section issues building permits and is responsible for code inspections on projects administered by the DEPARTMENT.

PROVIDER - The PROVIDER is responsible for the Design and Construction of the Project. The PROVIDER is Correctional
Services Corporation, it's successors or assigns.

Project Manager - The person designated by the DEPARTMENT to provide direct interface with the PROVIDER with respect to the DEPARTMENT's responsibilities. (See Exhibit A)

DEPARTMENT's Representatives - The Project Manager and his superiors or designees.

Estimate - The Provider's latest estimate of probable project construction cost.

1.5 DEPARTMENT's Design and Construction Budget DEPARTMENT's funds budgeted and requested for design and construction of the Project. The DEPARTMENT's Design and Construction Budget is identified in Exhibit B, including all PROVIDER fees, costs of the work and the DEPARTMENT's and PROVIDER's design, construction and interface contingencies as defined in Articles 8 and 9. This acknowledgment of the DEPARTMENT's budgeted funds is not to be construed as the PROVIDER's Guaranteed Maximum Price. A(guaranteed Maximum Price will be offered by separate documentation as outlined in Article 7.


ARTICLE 2
PROVIDER'S SERVICES

2.1 Services to be provided by the PROVIDER shall include, but are not limited to, those described or specified herein. The services described or specified shall not be deemed to constitute a comprehensive specification having the effect of excluding services not specifically mentioned.

2.1.1 CRITICAL PATH METHOD SCHEDULING

(1) Within fourteen (14) calendar days after receipt of notice to proceed, provide a summary time scaled network diagram for the project. Include a detailed network description.

(2) Show the critical path graphically on the summary network. Utilize elements of work in CSI format. Additionally, provide documentation using Microsoft Project Version 4.1 for WINDOWS. All future schedule submittals shall include two (2) copies of the data diskettes, 1.44 megabyte media, containing the updated schedule in addition to other submittals required in this section.

(3) The PROVIDER's detailed schedule must reflect the following anticipated adverse weather delays on all weather dependent activities. For the duration of this contract the following defines the monthly anticipated adverse weather delays:

Monthly Anticipated Adverse Weather Calendar Days

JAN FEB MAR APR MAY JUN JUL AUG SEP OCT NOV DEC
07  06  10  10  02  12  15  11  17  08  07  11

(4) In order to demonstrate delay as the result of unusually severe weather, the PROVIDER must demonstrate that critical path activities have been delayed more calendar days than defined in the above chart. In order to be considered a day of delay, the PROVIDER must demonstrate that work was prevented on critical path activities for more than 50% of the day as the result of adverse weather.

(5) Within ten (10) working days after receipt of the initial schedule diagram, scheduling software and data diskettes, the DEPARTMENT will meet with the PROVIDER for joint review correction, and/or adjustment of the proposed plan and schedule. Within five (5) working days after the joint review, revise the diagram in accordance with agreements reached during the joint review and submit two (2) copies of the revised schedule and data diskettes to the DEPARTMENT. The resubmission will be reviewed by the DEPARTMENT and, if found to be adequate, will be approved; an approved copy of the diagram only will be returned to the PROVIDER. After the PROVIDER has received both the notice to proceed and the approved copy of the diagram, he shall immediately substitute calendar dates on the network diagram in lieu of the number of days from date of notice to proceed and shall furnish three (3) copies of the diagram as revised to the DEPARTMENT. The diagram, as approved by the Project Manager, shall constitute the project work schedule until subsequently revised in accordance with the requirements of this section. The approved diagram becomes the contract schedule and shall not be considered changed unless change is approved by the DEPARTMENT.

2.1.2 DETAILED ARROW DIAGRAM REQUIREMENTS

The detailed arrow diagram shall show the sequence and interdependence of activities required for complete performance. In preparing the arrow diagram, break up the work into activities of a duration of no longer than fifteen working days each, except for nonconstruction activities (such as procurement of materials and delivery of equipment) and any other activities for which the DEPARTMENT may approve the showing of longer duration. The selection and number of activities will be subject to the approval of the DEPARTMENT. The diagram shall show not only the activities for actual construction work for each trade category of the project, but also all other activities that affect progress, such as including submittal schedule; submittal of shop drawings, equipment schedules, templates, fabrication, delivery and the like; the Government's review and approval of shop drawings, equipment schedules and templates; and the anticipated adverse weather calendar days. Show activity duration (i.e., the single best estimate, considering the scope of the activity and the resources planned for the activity) for each activity on the diagram. Failure to include any element of work required for the performance of this contract shall not excuse the PROVIDER from completing all work required within any applicable completion date, notwithstanding the DEPARTMENT's approval of arrow diagrams. The activities shall be computer coded so that each responsible subcontractor can be shown separately as well as cumulatively, no PROVIDER request for payment will be approved after notice to proceed unless the detailed schedule, program, and associated data diskettes have been submitted and approved.

2.1.3 ARROW DIAGRAM SUPPORTING DATA

(1) Furnish the following supporting data with the arrow diagram:

(a) Cost estimate for each activity. The total of all activity costs shall equal the contract price.

(b) Other data such as the proposed number of working days per week, manpower allocation by crew size and type, the planned number of shifts per day and the number of hours per shift.

(2) Furnish with the arrow diagram and each revision thereto which affects the contract time, cash flow in a suitable scale indicating graphically the total percentage of activity dollar value, scheduled to be in place based on both early and late finish dates.

2.1.4 COMPUTER-PRODUCED SCHEDULE REQUIREMENTS

2.1.4.1 Furnish with the arrow diagram, and each revision thereof a computer-produced schedule showing the following minimum data for each activity:

(1)  Activity beginning event number.
(2) Activity ending event number (mandatory only when l-J format is used).
(3)  Activity description.
(4)  Activity duration estimate.
(5)  Activity cost estimate.
(6) Trade code (responsibility code including PROVIDER, subcontractor, supplier and DEPARTMENT).
(7)  Early start-date - by calendar date.
(8)  Early finish date - by calendar date.
(9)  Late start date - by calendar date.
(10) Late finish date - by calendar date.
(11) Actual start date - by calendar date.
(12) Actual finish-date - by calendar date.
(13) Total float.
(14) Percent completed.

2.1.4.2 As a minimum, the following computer-produced report sorts of the basic activity data shall be supplied with clear identification on the first page of each report:

(1) Activity listing by number sequence.
(2) Activity sort by total float-early start date-early finish date.
(3) Activity sort by trade - early start date - total float.
(4) PROVIDER's monthly payment request sorted by responsibility.

2.1.5 PROGRESS REPORTING AND CHANGES

2.1.5.1 Once each month, prepare and submit to the Project Manager a revised detailed scheduled diagram, and two (2) copies of associated data diskettes showing all changes to network logic, including but not limited to changes in activity duration, and revised activity cost estimates as the result of contract modifications, changes in activity sequence and any changes in contract completion dates which have been approved within this section since the last revision of the arrow diagram. Revisions causing changes in the detailed network shall be noted on the summary network, or a revised issue of affected portions of the detailed network furnished. Also submit a complete listing of all changes in activity description, duration, logic or coding made since the previous schedule submittal. Revise the summary network as necessary for the sake of clarity. However, only the initial submission or completed revisions need be time scaled. Subsequent revision need not be time scaled.

2.1.5.2 Once each month, prior to the date specified by the Project Manager for submission of updated computer-produced calendar-dated schedule, make entries on the preceding computer-produced calendar-dated schedule:

(1) Show actual progress and percent completed of those activities in progress.
(2) Identify those activities started and those completed during the previous period.
(3) Show the estimated time required to complete each activity stated but not yet completed.
(4) Reflect any changes in the arrow diagram.

2.1.5.5 At least once each month, submit for approval an updated computer-produced calendar dated schedule and two (2) copies of the associated data diskettes.

2.1.5.5 "Float" is defined as the amount of time between the early start date and the late start date, or the early finish date and the late finish date, of any activity in the project schedule. Total float is defined as the amount of time any given activity or path of activities may be delayed before it will affect the project completion time. Float is not time for the exclusive use or benefit of either the DEPARTMENT or the PROVIDER, but must be used in the best interest of completing the project on time. Extensions of time for performance required under the contract pertaining to equitable time adjustment will be granted only to the extent that the equitable time adjustment exceeds total float in the activity or path of activities affected at the time notice to proceed was issued for the change.

2.1.5.6 In addition to the foregoing, submit a narrative report once each month with the updated schedule in a form agreed upon by the PROVIDER and the DEPARTMENT. Include a description of the progress reporting the last month in terms of activities completed or in progress, a description of problem areas, current and anticipated delaying factors and their estimated impact on the cost of performance of other activities and completion dates, and an explanation of corrective action taken or proposed.

2.1.6 PAYMENTS TO PROVIDER

(1) The PROVIDER shall be entitled to progress payment only upon approval of estimates as determined from the updated computer-produced schedule revised, submitted and approved for month of current invoice.

(2) If the PROVIDER fails to submit the arrow diagram and computer produced schedule within the time frame prescribed, or the updated monthly schedule within the time requested, the DEPARTMENT may withhold approval of progress payments until such time as the PROVIDER submits the required schedules.

2.1.7 RESPONSIBILITY FOR COMPLETION

(1) If, in the opinion of the DEPARTMENT, the PROVIDER falls behind the progress schedule, the PROVIDER shall take any and all steps necessary to improve his progress at no additional cost to the DEPARTMENT, such as the following:

(a)Increase construction manpower in such quantities and crafts as will substantially eliminate the lag in scheduled progress;

(b)Increase the number of working hours per shift, shifts per working day, working days per week, or the amount of construction equipment, or any combination of the foregoing; and/or

(c) Reschedule sequence activities to achieve maximum practical concurrent accomplishment of work activities.

(2) The DEPARTMENT may also require the PROVIDER to submit for approval and at no additional cost to the DEPARTMENT such supplementary progress schedules as may be deemed necessary to demonstrate the manner in which the approved progress schedule will be regained.

(3) Failure of the PROVIDER to comply with the requirements of the DEPARTMENT under this paragraph shall be grounds for determination by the DEPARTMENT that the PROVIDER is not prosecuting the work with such diligence as will ensure completion within the time frame specified. Upon such determination the DEPARTMENT may terminate the PROVIDER's right to proceed with the work, or any severable part thereof, in accordance with the applicable provisions of the contract.

2.1.8	PROJECT MANUAL

(1) Upon award of contract the Contractor shall develop a draft comprehensive Project Manual describing the services set forth in this Contract. This shall provide a plan for the control, direction, coordination and evaluation of work performed throughout the project organization including identification of Key personnel, responsibilities of Contractor, Owner and Architect/Engineer; work flow diagrams; and strategy for bidding the work. The Project Manual shall be updated as necessary throughout the design, construction and Owner occupancy phases. Five copies of the Project Manual and any updates shall be submitted to the Owner and Architect-Engineer. In developing the Project Manual, the Contractor shall coordinate with the Owner and the Architect-Engineer.

(2) Contents of Project Manual - The Project Manual shall describe in detail the procedures for executing the work and the organizations participating. The Project Manual shall include as a minimum the following sections:

(a) Project Definition - The known characteristics of the project or subprojects shall be described in general terms which will provide the participants a basic understanding of the project or sub-projects.

(b) Project Goals - The schedule, budget, physical, technical and other objectives for the project shall be defined.

(c) Project Strategy - A narrative description of the project delivery methods shall be utilized to accomplish the project goals.

(d) Project Work Plan - A matrix display of the program of work to be performed by the Contractor, the Architect-Engineer and the Owner during each phase of the project.

(e) Project Organization - A summary organization chart showing the interrelationships between the Owner, the Contractor and the Architect-Engineer, and other supporting organizations and permitting review agencies. Detailed charts, one each for the Contractor, the Architect-Engineer, the Owner showing organizational elements participating in the project shall be included.

(10) The PROVIDER shall utilize a computer aided design (CAD) software and shall provide the DEPARTMENT with one set of disk files of the final design and documents. Files will be .DFX (or AutoCad Release 13.0) files format or completely translatable to
 .DFX file format, and will include all text, dimension, data and symbol files used to assemble the final documents. Disk files shall be 1.44 megabyte media, and shall be appropriately labeled with the contents of each disk. The PROVIDER shall also include a directory of the layers used and the identification of each layer.

2.2.1.3 Construction Phase - General Administration of
Construction:

(1) The Design Professional shall make decisions on all matters relating to the execution and progress of the work or the interpretation of the Contract Documents. The Design Professional shall check and approve samples, schedules, shop drawings and other submissions only for conformance with the design concept of the Project and for compliance with the information given by the Contract Documents, prepare Change Orders and assemble written guarantees required of the PROVIDER.

(2) The Design Professional will make periodic visits to the site to become familiar, generally with the progress and quality of the work and to determine, in general, if the work is proceeding in accordance with the Contract Documents. The minimum periodic visits shall be as prescribed in the attached Exhibit N, which Exhibit N by reference and attachment hereto forms a part of this Agreement The Design Professional will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the work The Design Professional will not be responsible for the techniques or sequences of construction or the safety precautions incident thereto, and will not be responsible for the PROVIDER's failure to carry out the construction work in accordance with the Contract Documents. On the basis of its observations as a qualified professional while at the site, he will keep the DEPARTMENT informed, in writing, of the progress of the work, will endeavor to guard the DEPARTMENT against defects and deficiencies in the work of PROVIDER's and may reject work as failing to conform to the Contract Documents. Based on such observations and the PROVIDER's Applications for Payment, he will determine the amount owing to the PROVIDER and will issue Certificates for Payment in such amounts. These Certificates will constitute a representation to the DEPARTMENT, based on such observations and the data comprising the Application for Payment, that the work has progressed to the point indicated.

(3) By issuing a Certificate for Payment, the Design Professional will also represent to the DEPARTMENT that, to the best of the Design Professional's knowledge, information and belief based on what its observations have revealed, the quality of the work is in accordance with the Contract Documents. The Design Professional will conduct inspections to determine the dates of substantial and final completion and issue a final Certificate of Payment.

2.2.2 Design Review and Recommendations by Construction Team

(1) Review and Recommendations - The PROVIDER's construction personnel shall familiarize themselves thoroughly with the evolving architectural, civil, mechanical, plumbing, electrical, and structural plans and specifications and shall follow the development of design from Preliminaries through Working Drawings. They shall make recommendations to the designers with respect to the selection of systems and materials, and cost reducing alternatives including assistance to the DEPARTMENT in evaluating alternative comparisons versus long term cost effects. The evaluation shall speak to the benefits of the speed of erection and early completion of the project. They shall furnish pertinent information as to the availability of materials and labor that will be required. They shall call to the PROVIDER's designers attention any apparent defects in the design, drawings and specifications or other documents. They shall prepare an estimate of the construct/on cost utilizing the unit quantity survey method.

(2) Long Lead Procurements - The PROVIDER's construction personnel shall review the design for the purpose of identifying long lead procurement items (machinery, equipment, materials and supplies). When each item is identified, the PROVIDER shall notify the subcontractors and the Project Manager of the required procurement and schedule. Such information shall be included in the bid documents and made a part of all affected sub-contracts. As soon as the PROVIDER has completed drawings and technical specifications and the PROVIDER has obtained permitting approval, the PROVIDER shall prepare invitations for bids. The PROVIDER shall keep informed of the progress of the respective subcontractors or suppliers manufacturing or fabricating such items and advise Project Manager and DEPARTMENT of any problems or prospective delay in delivery.

(3) Separate Contracts Planning - The PROVIDER shall review the design with the DEPARTMENT and make recommendations to the DEPARTMENT with respect to dividing the work in such manner as will permit the PROVIDER to take bids and award separate construction sub-contracts on the current schedule while the design is being completed. It shall take into consideration such factors as natural and practical lines of severability, sequencing effectiveness, access and availability constraints, total time for completion, construction market conditions; availability of labor and materials, community relations and any other factors pertinent to saving time and cost by overlapping design and construction that are authorized by the DEPARTMENT.

(4) Interfacing - The PROVIDER shall take such measures as are appropriate to provide that all construction requirements will be covered in the separate subcontracts for procurement of long lead items, the separate construction subcontracts and the general conditions items performed without duplication or overlap, sequenced to maintain completion of all work on schedule. Particular attention shall be given to provide that each bid package clearly identifies the work-included in that particular separate subcontract, its schedule to start and completion and its relationship to other separate PROVIDERs.

(5) Job-Site Facilities - The PROVIDER shall arrange for all job-site facilities necessary to enable the PROVIDER and the DEPARTMENT's representatives to perform their respective duties in the management, inspection, and supervision of construction.

Tangible personal property, otherwise referred to as Job-Site facilities, include but are not limited to such things as trailers, toilets, typewriters, computers and any other equipment necessary to carry on the project. The method of acquiring such job-site facilities which are planned to become the property of the DEPARTMENT at the conclusion of the project shall be evaluated based on cost over the life of the project. Owning versus leasing shall be considered by the PROVIDER obtaining at least three (3) proposals for leasing and at least three (3) proposals for purchasing and then analyzing which is least expensive over the usage life of the item. The PROVIDER shall present his evaluation with recommendation to the DEPARTMENT for approval.

When the PROVIDER wishes to supply Job-Site Facilities from his own equipment pool, he shall first evaluate buy versus lease as discussed in the paragraph above. If leasing is found to be the least expensive approach, then he may lease such Job-Site Facilities from his own equipment pool at a price not greater than the lowest of the three (3) lease proposals obtained.

For all such facilities purchased which may become the property of the DEPARTMENT at the conclusion of the project, the PROVIDER shall maintain Ownership responsibilities of such facilities until the project conclusion. Reimbursement for cost of such equipment will be made at the conclusion of the project at the documented purchase price. At that time, the PROVIDER shall provide the DEPARTMENT with a complete inventory for each unit of equipment. The inventory shall describe the equipment and identify the purchase price, serial number, model number and condition. Where said equipment has a title, said title shall be properly transferred to the DEPARTMENT or to his designee.

The PROVIDER is responsible for proper care and maintenance of all equipment while in his control. At the time of transfer to the DEPARTMENT, the DEPARTMENT may refuse acceptance of the equipment if the DEPARTMENT determines in its sole discretion that the equipment has not been properly cared for by the PROVIDER or that such acquisition would not otherwise be in the best interest of the DEPARTMENT. In such event, the PROVIDER will be reimbursed for such item in accordance with Article 9.2(4) hereof.

(6) Weather Protection. The PROVIDER shall ascertain what temporary enclosures, if any, of building areas should be provided for and may be provided as a practical matter, in order to assure orderly progress of the work in periods when extreme weather conditions are likely to be experienced.

(7) Market Anaylsis and Stimulation of Bidder Interest.

(a) The PROVIDER shall monitor conditions in the construction market to identify factors that will or may affect costs and time for completing the project; he shall make analysis as necessary to (1) determine and report on availability of labor, material, equipment, potential bidders, and possible impact of any shortages or surpluses of labor or material and (2) in light of such determinations, make recommendations as may be appropriate with respect to long lead procurement, separation of construction into bid packages, sequencing of work, use of alternative materials, equipmeht or methods, other economics in design or construction, and other matters that will promote cost savings and completion within the scheduled time.

(b) As various bid packages are prepared for bidding, the PROVIDER shall submit to the Project Manager a list of potential bidders. The PROVIDER shall be responsible to stimulate biddeer interest in the local market place and identify and encourage bidding competition.

2.3 CONSTRUCTION PHASE

(1) Construction will commence upon the issuance by the DEPARTMENT of a written Notice to Proceed.

(2) In order to complete the Work, the PROVIDER shall provide all necessary construction supervision, inspection, construction equipment, construction labor, materials, tools and subcontracted items.

(3) The DEPARTMENT will undertake and award other contracts for additional construction work at and near the site of the work under this contract. The PROVIDER shall fully cooperate with the other contractors and with the DEPARTMENT's Project Manager and shall carefully adapt scheduling and performing the work under this contract to accommodate the additional work, heeding any direction that may be provided by the DEPARTMENT's Project Manager. The PROVIDER shall not commit or permit any act that will interfere with the performance of work by any other contractor or by the DEPARTMENT's Project Manager.

(4) The PROVIDER shall give all notices and comply with all laws and ordinances legally enacted at the date of execution of the Agreement which govern the proper performance of the Work.

(5) PROVIDER's Staff - The PROVIDER shall maintain sufficient off-site support staff, and competent full time staff at the Project site authorized to act on behalf of the PROVIDER to coordinate, inspect and provide general direction of the work and progress of the subcontractors and he shall provide no less than those personnel during the respective phases of construction that are set forth in Exhibit D to this agreement. He shall not change any of those persons named in Exhibit D unless mutually agreed to by the DEPARTMENT and PROVIDER. In such case, the DEPARTMENT shall have the right of approval of the qualifications of replacement personnel. Such approval will not be unreasonably withheld.

(6) Lines of Authority - The PROVIDER shall establish and maintain lines of authority for this personnel, and shall provide this definition to the DEPARTMENT and all other affected parties such as the code inspectors of the Permitting Authority, the subcontractors and the DEPARTMENT's representatives, to provide general direction of the work and progress of the various phases and subcontractors. The DEPARTMENT may attend meetings between the PROVIDER and his Subcontractors, however, such attendance shall not diminish either the authority or responsibility of the PROVIDER to administer the subcontractor.

(7) Solicitation of Bids

(a) The PROVIDER shall prepare invitations for bids, or requests for proposal when applicable, for all procurements of long lead items, materials and services, for Subcontractor contracts and for site utilities. Such invitations for bids shall be prepared in accordance with the following guidelines:

1.Contracts not exceeding $10,000 may be entered into by the PROVIDER with the firm who submits the lowest verbal quotation. The PROVIDER shall obtain a minimum of two (2) verbal quotations. These quotations shall be entered on a bid tabulation sheet and a copy of such tabulation sent to the DEPARTMENT. The successful quotation shall be confirmed by written contract or purchase order to the low bid firm defining the scope and quality of work to be provided.

2. Contracts exceeding $10,000 but not exceeding $25,000 may be entered into by the PROVIDER with the firm who is qualified and submits the lowest proposal. The PROVIDER shall request at least three (3) firms to submit sealed written proposals based on a written drawings and/or specification. The written proposals shall all be opened publicly at the location, date and time named by the PROVIDER in his request for proposal. A tabulation of the results shall be furnished to the DEPARTMENT and to each firm.

3.Contracts exceeding $25,000 but not exceeding $500,000 may be entered into by the PROVIDER with the firm who is qualified and submits the lowest proposal. The PROVIDER shall advertise at least once with the last advertisement appearing at least ten
(10) calendar days prior to the established bid opening time and date. These proposals shall be based on approved plans and specifications. Bids shall be received and opened publicly at the location, date and time established in the bid advertisement.

4. Contracts exceeding $500,000 shall be treated the same as described under 3 above except that the advertisement shall be run for at least two (2) consecutive weeks.

(b) As part of such preparation, the PROVIDER shall review the specifications and drawings. Ambiguities, conflicts or lack of clarity of language, use of illegally restrictive requirements, and any other defects in the specifications or in the drawings noted by the PROVIDER shall be brought to the attention of the Project Manager in written form and simultaneously corrected.

(c) For each separate construction contract exceeding $25,000, the PROVIDER shall, unless waived by DEPARTMENT, conduct a pre-bid conference with prospective bidders and Project Manager. In the event questions are raised which require an interpretation of the bidding documents or otherwise indicate a need for clarification or correction of the invitation, the PROVIDER shall prepare an addendum to the bidding document, and issue same to all of the prospective bidders.

(d)For all contracts exceeding $25,000, the PROVIDER shall establish a pre-qualification procedure for applicable subcontract trades.

(8) Bonds - In accordance with the provisions of Section 255.05, Florida Statutes, the PROVIDER shall provide to the DEPARTMENT, on forms furnished by the DEPARTMENT, a 100% Performance Bond and a 100% Labor and Material Payment Bond each in an amount not less than the total construction cost as defined in Article 9 and inclusive of the PROVIDER's fee.

To be acceptable to the Department of Juvenile Justice as Surety for Performance Bonds and Labor and Material Payment Bonds, a
Surety Company shall comply with the following provisions:

1. The Surety Company shall have a currently valid Certificate of Authority, issued by the State of Florida, Department of Insurance, authorizing it to write surety bonds in the State of Florida.

2. The Surety Company shall have currently valid Certificate of Authority issued by the United States Department of Treasury under Sections 9304 to 9308 of Title 31 of the United States
Code.

3. The Surety Company shall be in full compliance with the provisions of the Florida Insurance Code.

4. The Surety Company shall have at least twice the minimum surplus and capital required by the Florida Insurance Code at the time the invitation to bid is issued.

5. If the Contract Award Amount exceeds $500,000, the Surety
Company shall also comply with the following provisions:

A. The Surety Company shall have at least the following minimum ratings in the latest issue of Best's Key Rating Guide.

                          POLICY                 REQUIRED
                          HOLDER'S               FINANCIAL
CONTRACT AMOUNT           RATING                 RATING
_______________           ________               ________

$500,000 TO  1,000,000        A                  CLASS IV
1,000,000 TO  2,500,000       A                  CLASS  V
2,500,000 TO  5,000,000       A                  CLASS VI
5,000,000 TO 10,000,000       A                 CLASS VII
10,000,000 TO 25,000,000      A                CLASS VIII
25,000 000 TO 50,000,000      A                  CLASS IX
50,000 000 TO 75,000,000      A                   CLASS X

B. The Surety Company shall not expose itself to any loss on any one risk in an amount exceeding ten (10) percent of its surplus to policyholders, provided:

(a) Any risk or portion of any risk being reinsured shall be deducted in determining the limitation of the risk as prescribed in this section. These minimum requirements shall apply to the reinsuring carrier providing authorization or approval by the State of Florida, Department of Insurance to do business in the State of Florida have been met.

(b) In the case of the surety insurance company, in addition to the deduction for reinsurance, the amount assumed by any co-surety, the value of any security deposited, pledged or held subject to the consent of the surety and for the protection of the surety shall be deducted.

(9) Quality Control - The PROVIDER shall develop and maintain a program, acceptable to the DEPARTMENT, to assure quality control of the construction. It shall supervise the work of all subcontractors providing instructions to each when their work does not conform to the requirements of the plans and specifications and it shall continue to exert its influence and control over each subcontractor to ensure that corrections are made in a timely manner so as to not affect the efficient progress of the work. Should disagreement occur between the PROVIDER and DEPARTMENT over acceptability of work and conformance with the requirements of the specifications and plans, the DEPARTMENT shall be the final judge of performance and acceptability.

(10) Subcontractor Interfacing - The PROVIDER shall be for the DEPARTMENT the single point of interface with all subcontractors and all of its agents and representatives. It shall negotiate all change orders, field orders and request for proposals, with all affected subcontractors and shall review the costs of those proposals and advise the DEPARTMENT of their validity and reasonableness, acting in the DEPARTMENT's best interest prior to requesting approval of each change order from the DEPARTMENT. Before any work is begun on any change order, a written authorization from the DEPARTMENT must be issued. However, when health and safety are threatened, the PROVIDER shall act immediately to remove the threat to health and safety. It shall also carefully review all shop drawings and then issue the shop drawings to the affected subcontractor for fabrication or revision. The PROVIDER shall maintain a suspense control system to promote expeditious handling. It shall make interpretations of the drawings or specifications requested of it by the subcontractors and shall maintain a suspense control system to promote timely response. It shall advise the Project Manager when timely response is not occurring on any of the above.

(11) Permits - The PROVIDER shall secure all necessary building permits from the Permitting Authority and all necessary utility connection permits, the cost of which will be considered a direct cost item.

(12) Job Site Requirements

(a) The PROVIDER shall provide for each of the following activities as a part of his Construction Phase fee:

1. Maintain a log of daily
activities, including manpower records, weather, delays, major decisions, etc.

2. Maintain a roster of companies on the project with names and telephone numbers of key personnel.

3. Establish and enforce job rules governing parking, clean-up, use of facilities and worker discipline.

4. Provide labor relations management for a harmonious, productive project.

5. Provide a safety program for the project to meet OSHA requirements. Monitor for subcontractor compliance without relieving them of responsibilities to perform work in accordance with the best acceptable practice.

6. Provide a quality control program as developed under
Article 2.3(5) herein above.

7. Miscellaneous office supplies that support the construction efforts which are consumed by his own forces.

8. Travel to and from his home office to the project site and Tallahassee as the project requires.

(b) The PROVIDER shall provide personnel and equipment or shall arrange for separate subcontracts to provide each of the following as a direct cost item:

1. Schedule the services of independent testing laboratories and provide the necessary testing of materials to ensure conformance to contract requirements.

2. The printing and distribution of all required bidding documents and shop drawings, including the sets required by the Permitting Authority's inspectors.

(13) Job Site Administration - The PROVIDER shall provide as part of his job site fee, job site administrative functions during construction to assure proper documentation, including but not limited to such things as the following:

(a) Job Meetings - Hold weekly progress and coordination meetings to provide for an easy flowing project. Implement procedures and assure timely submittals, expedite processing approvals and return of shop drawings, samples, etc. Coordinate and expedite critical ordering and delivery of materials, work sequences, inspection and testing, labor allocation, etc. Review and coordinate each subcontractor's work Review and implement revisions to the Schedule. Monitor and promote safety requirements. In addition, regular project status meetings will be held between the DEPARTMENT and PROVIDER either biweekly or monthly, whichever is designated by the Project Manager.

Use the job site meeting as a tool for preplanning of work and enforcing schedules and for establishing procedures, responsibilities, and identification of authority for all to clearly understand.

Identify party or parties responsible for follow up on any problems, delay items or questions and record course for solution. Revisit each pending item at each subsequent meeting until resolution is achieved. Require all present to make any problems or delaying event known to those present for appropriate attention and resolution.

(b)	Shop Drawing Submittals/Approvals - Provide staff to
check shop drawings and closely monitor their submittal and approval process.

(c) Material and Equipment Expediting - Provide staff to closely monitor material and equipment deliveries, critically important checking and follow-up procedures on supplier commitments of all subcontractors.

(d) Payments to subcontractors - Develop and implement a procedure for review, processing, and payment of applications by subcontractors for progress and final payments.

(e) Document Interpretation - Refer all questions for interpretation of the documents to the PROVIDER.

(f)Reports and Project Site Documents - Record the progress of the project. Submit written progress reports to the DEPARTMENT including information on the subcontractor's work, and the percentage of completion. Keep a daily log available to the DEPARTMENT and the Permitting Authority inspectors.

(g)	Subcontractor's Progress - Prepare periodic punch lists for
subcontractor's work including unsatisfactory or incomplete items and schedules for their completion.

(h) Substantial Completion - Ascertain when the work or designated portions thereof are ready for substantial completion inspection. From the DEPARTMENT's list of incomplete or unsatisfactory items, prepare a schedule for their completion indicating completion dates for the DEPARTMENT's review. If the PROVIDER wishes the DEPARTMENT to conduct a pre-substantial completion inspection in conjunction with his own forces, the DEPARTMENT will prepare the pre-substantial punch list from which the PROVIDER will develop a completion schedule. The DEPARTMENT will issue a certificate of substantial completion when the work on his pre-substantial punch list has been accomplished (See Exhibit E).

(i) Final Completion - Monitor the Subcontractor's performance on the completion of the project and provide notice to the DEPARTMENT that the work is ready for final inspection. Secure and transmit to the DEPARTMENT all required guarantees, affidavits, releases, bonds and waivers, manuals, record drawings, and maintenance books including the Final Completion form shown in Exhibit F.

(j) Start-Up - With the DEPARTMENT's personnel, direct the checkout of utilities, operations, systems and equipment for readiness and assist in their initial start-up and testing by the trade subcontractors.

(k) Record Drawings - The PROVIDER shall monitor the progress of his own forces or his Subcontractors on marked up field prints and at project completion will prepare the final record drawings.

(14) Administrative Records - The PROVIDER shall maintain at the job site, unless agreed to otherwise by the Project Manager, on a current basis, files and records such as, but not limited to the following:

Contracts or Purchase Orders
Shop Drawing Submittal/Approval Logs
Equipment Purchase/Delivery Logs
Contract Drawings and Specifications with Addenda
Warranties and Guarantees
Cost Accounting Records:
Labor costs
Material Costs
Equipment Costs
Cost Proposal Requests
Payment Request Records
Meeting Minutes
Cost-Estimates
Bulletin Quotations
Lab Test Reports
Insurance Certificates and Bonds
Contract Changes
Purchase Orders
Material Purchase Delivery Logs
Technical Standards
Design Handbooks
As-Built" Marked Prints
Operating & Maintenance Instruction
Daily Progress Reports
Monthly Progress Reports
Correspondence Files
Transmittal Records
Inspection Reports
Bid/Award Information
Bid Analysis and Negotiations
Punch Lists
Schedule and Updates
Suspense (Tickler) Files of Outstanding Requirements

The project records shall be available at all times to the DEPARTMENT for reference or review.

(9) Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.


ARTICLE 3
DEPARTMENT'S RESPONSIBILITIES

3.1 DEPARTMENT's Information - The DEPARTMENT shall provide full information regarding his requirements for the project.

3.2 DEPARTMENT's Representative - The DEPARTMENT shall designate a representative who shall be fully acquainted with the project and shall define the lines of DEPARTMENT authority to approve Project Construction Budgets, and changes in Project. He shall render decisions promptly and furnish information expeditiously.

3.3 Site Survey and Reports - The DEPARTMENT shall provide for the furnishing for the site of the project all surveys describing the physical characteristics, soil reports, and subsurface investigations, legal limitations, utility locations, and a legal description.

3.4 Approvals and Easements - The DEPARTMENT shall pay for necessary approvals, easements, assessments and charges required for the construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

3.5 Drawings and Specifications - The DEPARTMENT shall review and act upon the PROVIDER's Drawings and Specifications in a reasonable time so as not to delay the progress of the project.

3.6 Cost of Surveys & Reports - The services, information, surveys and reports required by the above paragraphs shall be furnished with reasonable promptness in accordance with the approved schedule at the DEPARTMENT's expense, and the PROVIDER shall be entitled to rely upon the accuracy and completeness thereof.

3.7 Project Fault Defects - If the DEPARTMENT becomes aware of any fault or defect in the Project or non-conformance with the drawings and specifications, he shall give prompt written notice thereof to the PROVIDER.

3.8 Funding - The DEPARTMENT shall furnish in accordance with the established schedule, reasonable evidence satisfactory to the PROVIDER that sufficient funds will be available and committed for the cost of each part of the Project. The PROVIDER shall not commence any work, unless authorized in writing by the DEPARTMENT.

3.9 Lines of Communication - The DEPARTMENT shall communicate with the subcontractors or suppliers only through the PROVIDER while such method of communication is effective in maintaining project schedules and quality.

3.10 Lines of Authority - The DEPARTMENT shall establish and maintain lines of authority for his personnel and shall provide this definition to the PROVIDER and all other affected parties.

3.11 Permitting ~ Code Inspections - The DEPARTMENT recognizes and coordinates with the Permitting Authority and expects the PROVIDER to do the same.

3.12 Civil Design and Sitework Construction - The DEPARTMENT shall provide the civil design and sitework construct/on for the project site, except for the items that are included in this contract. See EXHIBIT B.


ARTICLE 4
PERMITTING AND INSPECTION

Before Construction can begin, it is necessary by statute for the PROVIDER to obtain a Building Permit. In addition, construction will be inspected for code compliance, compliance with drawings and specifications quality by inspectors working for the Permitting Authority. The building permitting and code inspection requirements shall be as described in Articles 4.1 through 4.2 hereinafter.

Building Permits - The PROVIDER shall provide the following information to the Permitting Authority and obtain approval from the Permitting Authority prior to beginning construction:

(1) Two (2) sets of documents, signed, sealed and dated by the Architect-Engineer, with all addenda enclosed with each set. These documents may be sent to the Permitting authority prior to sending the Building Permit Application addressed in 4.1(2) hereinafter.

(2) The completed State Building Permit Application Form attached as Exhibit M.

The above items shall be sent to "Permitting Section, Division of Building Construction, Department of Management Services,
Building 4030, Suite 315, 4050 Esplanade Way, Tallahassee,
Florida 32399-0950."

4.2 Code Inspections - All projects require detailed code compliance inspections during construction in disciplines determined by the Permitting Authority. These disciplines normally include, but are not necessarily limited to, structural, mechanical, electrical, plumbing and general building.

Inspection personnel win be provided by the permitting Authority.
Names, addresses, and phone numbers of the inspectors will be provided to the PROVIDER by the Permitting Authority.

The PROVIDER shall notify the appropriate inspector(s), no less than 24 hours in advance, that the work is ready for inspection and before the work is covered up. Work not inspected and approved prior to cover-up shall be uncovered for inspection when directed by the Permitting Authority. All costs for uncovering and reconstruction shall be borne by the PROVIDER.

All inspections shall be made for conformance with the applicable building codes, compliance with drawings and specifications, and quality.

Cost for all reinspections of work found defective and subsequently repaired shall be borne by the PROVIDER.

ARTICLE 5
SUBCONTRACTS

5.1 Definition. -A subcontractor is a person or organization who has a direct contract with the PROVIDER to perform any of the work at the site. Nothing contained in the Contract Document shall create any contractual relation between the DEPARTMENT and any subcontractor.

5.2 Proposals. - Subject to Article 9 and, in accordance with
Article 2.3(3), the PROVIDER shall request and receive proposals from subcontractors and suppliers and award those contracts to the qualified low bidder after he has reviewed each proposal and is satisfied that the subcontractor is qualified to perform the work.

5.3	Required Subcontractors' Qualifications and Subcontract
Conditions.

5.3.1 Subcontractual Relations - By written agreement, the PROVIDER shall require each subcontractor to the extent of the work to be performed by the subcontractor, to be bound to the PROVIDER by the with the conditions for giving notice and submitting claims shall result in the waiver of such claims.

5.4 Responsibilities for Acts and Omissions - The PROVIDER shall be responsible to the DEPARTMENT for the acts and omissions of his employees and agents and his subcontractors, their agents and employees, and all other persons performing any of the work or supplying materials under a contract to the PROVIDER.

5.5 Subcontracts to be provided - The PROVIDER shall include a copy of each subcontract, including the general supplementary conditions, in the project manual.

ARTICLE 6
SCHEDULE. TIME OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

6.1 SCHEDULE - DESIGN PHASE

6.1.1 Design Development Phase: Upon written Notice to Proceed from the DEPARTMENT to the PROVIDER, the DESIGN BUILD FIRM shall proceed with the performance of the services called for in the Design Development Phase of this Agreement, and shall submit six
(6) copies of the Design Development Documents as outlined in
Article 2.2.1.1(2), within sixty (60) calendar days following authorization for the DESIGN BUILD FIRM to proceed with the Design Development Phase Services.

6.1.2 Construction Documents Phase: After acceptance by the DEPARTMENT of the Design Development, indicating any specific modifications or changes in scope desired by the DEPARTMENT, and upon written authorization from the DEPARTMENT, the Architect-Engineer shall proceed with the performance of the services called for in the Construction Documents Phase of this Agreement, and shall submit eight (8) copies of the Contract Documents as outlined in Article 2.2.1.2(2) within forty-two (42) calendar days following authorization for the Architect-Engineer to proceed with the Construction Documents Phase.

6.2 SCHEDULE - CONSTRUCTION PHASE:

6.2.1 Commencement of Construction Work: The Work shall commence within ten (10) calendar days after the Notice to Proceed and shall be substantially complete within two hundred-forty (240) days within ten (10) days to Final Completion after issuance of the Notice to Proceed.

6.2.2 Delays in the Work: If causes beyond the PROVIDER's control delay the progress of the Work, then the Contract Price and/or the date of Substantial Completion shall be modified by Change Order as appropriate. Such causes shall include but not be limited to: changes ordered in the Work, acts or omissions of the DEPARTMENT, the DEPARTMENT preventing the PROVIDER from performing the Work pending dispute resolution, Hazardous Materials, differing site conditions, adverse weather conditions not reasonably anticipated, fire, unusual transportation delays, labor disputes, or unavoidable accidents or circumstances.

6.2.3 Project Substantial Completion Date. Project Final completion Date and DEPARTMENT Occupancy Date- The PROVIDER agrees to complete the construction in accordance with the agreed upon substantial completion date, final completion date and DEPARTMENT Occupancy date. The PROVIDER acknowledges that failure to complete the project within the construction time set forth in the approved schedule will result in substantial damages to the DEPARTMENT.

6.2.4 DEPARTMENT Occupancy & Warranties - The date of DEPARTMENT
Occupancy shall occur as described in Article 2.3(115 8 2.3(12) herein above. Warranties called for by this Agreement or by the Drawings and Specifications shall commence on the Date of DEPARTMENT Occupancy of the project.

6.3 LIQUIDATED DAMAGES FOR FAILURE TO COMPLETE ON TIME:

(1) Inasmuch as failure to complete the project within the time fixed in Article 6 hereof will result in substantial injury to the DEPARTMENT, and as damages arising from such failure cannot be calculated with any degree of certainty, it is hereby agreed that if the project is not substantially completed, according to the definition of "Substantial Completion" in Article 2.3.2(8)(h) herein, or within such further time, if any, as in accordance with the provisions of the Contract Documents shall be allowed for such substantial completion, the PROVIDER shall pay to the DEPARTMENT as liquidated damages for such delay, and not as a penalty, TWO HUNDRED SIXTY Dollars ($260.00) per facility, for the First Day and ONE HUNDRED FIFTY-EIGHT DOLLARS ($158.00), per facility, per day for each and every calendar day elapsing between the date fixed for substantial completion in Article 6 herein and the date such substantial completion shall have been fully accomplished. It is also hereby agreed that if this project is not fully completed, in accordance with the requirements of the Contract Documents the PROVIDER shall pay to the DEPARTMENT as liquidated damages for such delay, and not as a penalty, one-fourth of the rate indicated above. Said liquidated damages shall be payable in addition to any excess expenses or costs payable by the PROVIDER to the DEPARTMENT under the provisions of Article 14, and shall not exclude the recovery of damages by the DEPARTMENT under the provisions of the Contact Documents, except for PROVIDER's delays

(2) This provision for liquidated damages for delay shall in no manner affect the DEPARTMENT's right to terminate the contract as provided in Article 14.

6.4 TOTAL CONTRACT TIME. The design and construction Work to be performed under this contract shall be commenced within ten (10) calendar days after the date of Notice to Proceed with the Design Development Phase, shall be substantially completed within three hundred (300) calendar days after date of Notice to Proceed, and shall be finally completed within ten (10) calendar days after the date of substantial completion.


ARTICLE 7
GUARANTEED MAXIMUM PRICE FOR CONSTRUCTION

7.1 Guaranteed Maximum Price (GMP) Proposal - The Guaranteed Maximum Price, guarantees the maximum price to the DEPARTMENT, for the construction cost of the project or designated part thereof. Such Guaranteed Maximum Price will be subject to modification for changes in the project as provided in Article
10. However, the actual price paid for the work by the DEPARTMENT shall be the actual cost of all work subcontracts supply contracts, direct labor costs, direct supervision costs, and direct job costs as defined under Article 9, plus the PROVIDER's overhead and profit and fees or the GMP, whichever is less when the work is complete. The Guaranteed Maximum Price
(GMP) is $2,500,000.00.

7.2 GMP Taxes - The GMP will only include those taxes in the cost of the project which are legally enacted at the time the GMP is established.

7.3 Adjustments in Contingency Contained Within GMP - When the project is bid and 100% of the Trade Contracts have been executed, the contingency within the GMP may be decreased in proportion to the percent of the work completed. In other words, if 10% of the work has been completed and the DEPARTMENT requests that the contingency within the GMP be adjusted, then 10% of the contingency with the GMP will be removed from the GMP by change order.

7.4 Use of Contingency Contained Within GMP - At the time of submission of a Guaranteed Maximum Price, the PROVIDER will verify the time schedule for activities and work which were adopted by the DESIGN-BUILD TEAM and used to determine the PROVIDER's cost of work. In addition to the cost of work, a GMP will include an agreed upon sum as the construction contingency which is included for the purpose of defraying the expenses due to unforeseen circumstances relating to construction. The PROVIDER will be required to furnish documentation evidencing expenditures charged to this contingency prior to the release of funds by the DEPARTMENT. If bids are received below the applicable line items in the GMP, the surplus will be added to the contingency.

If bids are received above the applicable line item in the GMP the deficiency will be taken from the contingency, however such events shall not be cause to increase the GMP. If bids are not received for a portion of the work at or below the applicable line item amount in the GMP, the PROVIDER reserves the right to perform that portion of the work or negotiate for its performance for the specified line item lump sum amount or less.


ARTICLE 8
PROVIDER'S FEE

8.1 In consideration of the performance of the contract, the DEPARTMENT agrees to pay the PROVIDER as compensation for his services, fees as set forth in Subparagraphs 8.1.1,
8.1.2 and 8.1.3.

8.1.1 Design Phase Fee - For the performance of the services set forth under paragraphs 2.1.3(I), 2.2.2, 2.2.2(1) and 2.2.2(2) and for profit and overhead related to these services, a total fee of $20,000.00 The Design Phase Fee shall be paid as follows:

 At Completion and Submittal of Design Development
 Cost Estimate                                    $10,000.00
 At Completion and Submittal of 100% Construction
 Documents Cost Estimate.                         $10.000.00
                           Total Design Phase Fee $20,000.00

The PROVIDER's personnel to be assigned during this phase and their duties and responsibilities to this project is shown on Exhibit G.

8.1.2 Construction Phase Fee - Prior to commencement of the Construction Phase, the DEPARTMENT will direct the PROVIDER in writing to proceed into the Construction Phase. The PROVIDER's compensation for work or services performed during the Construction Phase shall be a fee of $114.004.00 (However, the DEPARTMENT retains the right to review the need and effectiveness of any employee or employees assigned by the PROVIDER, should the Project Manager question the need for the employee or employees). The Construction Phase Fee shall be paid in seven (7) monthly payments of $14.250.00 each and one final monthly payment of $14.254.00. The first monthly payment shall become due thirty days following the issuance of the first Construction Authorization by the Project Manager and the final monthly payment shall be paid only when construction of the project is finally completed and occupancy of the project accepted by the DEPARTMENT. If construction is authorized only for a part of the project, the fee paid shall be proportionate to the amount of work authorized by the DEPARTMENT.

(1) Adjustments in Fee - For changes in the project as provided in Article 10, the construction phase fee shall be adjusted as follows:

(a) The PROVIDER shall be paid an additional fee subject to negotiation if the PROVIDER is placed in charge of reconstruction of an insured or uninsured loss excluding any condition that may have been caused from negligent acts by the PROVIDER.

(b) Should final completion for the project extend beyond 12 months after construction work Notice-To-Proceed due to no fault of the PROVIDER, the additional fee for the firms services shall be $799.26 per day.

(c) The PROVIDER will not be due any additional Overhead and Profit on increases in the Guaranteed Maximum Price (GMP) that do not exceed $70.296.00. Should the GMP be increased by more than $70.296.00 under the terms of Article 10 hereinafter due to no fault of the PROVIDER, the PROVIDER's additional Overhead and Profit for the Construction Phase will be five percent of that portion of the accumulative increases in the GMP that exceed the GMP by more than $70.296.00.

(d) PROVIDER's Exclusive Remedy: In the event the construction Substantial or Final Completion date is extended, regardless of whether delay is caused by any act or neglect of the DEPARTMENT, or is attributable to the DEPARTMENT, the PROVIDER's sole and exclusive remedy is an extension of the construction completion date and payment of additional Construction Phase fees and Overhead and Profit for Construction Phase as provided above.

(2) Costs and Expenses Included in Fee - The following are included in the PROVIDER's fee for services during the Construction Phase:

(a) Salaries or other compensation of the PROVIDER's employees at his principal office and branch offices.

The PROVIDER's personnel to be assigned during the construction phase, their duties and responsibilities to this project and the duration of their assignments are shown on Exhibits I and J.

(b) General operating expenses related to this project of the PROVIDER's principal and branch offices.

(c) The costs of all data processing staff.

(d) Salaries or other compensation of the PROVIDER's employees at the job site. The PROVIDER's personnel to be assigned to the site during the Construction Phase under the job site management and supervision fee, their duties and responsibilities and the duration of their assignment are shown on Exhibit J.

(e) General operating expenses incurred in the management and supervision of the project, except as expressly included in
Article 9.

(f) Those services set forth in Article 2.3(8)(a).

(g) Job office supplies - includes paper, pencils, paper clips, file folders, staples, etc., and janitorial supplies
(photo copy or blue print paper not included).

(h) Relocation expenses for PROVIDER's personnel.

8.1.3 Overhead And Profit For Construction Phase - For overhead, profit and general expenses of any kind, except as may be expressly included in Article 9, for services provided during and related to the construction phase, the fee shall be $128.000.00 and shall be paid proportionally to the ratio of the cost of the work in place, excluding stored materials and less retainage (see
Article 12.1), as it bears on the latest estimate of the total construction cost or to the GMP or to the DEPARTMENT's Construction Budget, whichever is less. The balance of the fee shall be paid when construction of the project is finally completed and occupancy of the project accepted by the DEPARTMENT. If construction is authorized only for a part of the project, the fee paid shall be proportionate to the amount of work authorized by the DEPARTMENT. The PROVIDER's exclusive remedy for any adjustments in the Overhead and Profit for construction phase fee is provided in Article 8.1.2(1).

ARTICLE 9
COST OF THE PROJECT

9.1 Definition - The term Cost of the Project shall mean costs necessarily incurred in the Project during the Construction Phase for Construction services and paid by the PROVIDER which are not included in the construction phase fee. Such costs shall include the items set forth below in this Article.

The DEPARTMENT agrees to pay the PROVIDER for the Cost of the Project as defined in Article 9. Such payment shall be in addition to the PROVIDER's fees stipulated in Article 8.

9.2 Direct Cost Items

(1) Wages paid for labor (as opposed to wages paid to management or supervisory personnel) in the direct employ of the PROVIDER in the performance of his work under Agreement, times a multiple of
1.50 to cover fringe benefits.

(2) Cost of all materials, supplies and equipment incorporated in the Project, including costs of transportation and storage thereof.

(3) Payments due to subcontractors from the PROVIDER or made by the PROVIDER to subcontractors for their work performed pursuant to contract under this Agreement.

(4) Cost including transportation and maintenance of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workmen, which are employed or consumed in the performance of the work, cost on such items used but not consumed which may be turned over to the DEPARTMENT at the end of the project and cost less salvage value on such items used but not consumed which remain the property of the PROVIDER. For those items to be turned over to the DEPARTMENT at the end of the project, Article 2.2.2(5) shall apply.

(5) Rental charges on all necessary machinery and equipment, exclusive of hand tools used at the site of the Project, whether rented from the PROVIDER or other, including installation, repairs and replacements, dismantling, removal, costs of lubrication, transportation and delivery costs thereof, which are used in the support of a subcontractor or the PROVIDER's own forces in the performance of the work, at rental charges consistent with those prevailing in the area.

(6) Cost of the premiums for all insurance and cost of premiums for all bonds which the PROVIDER is required to procure by this Agreement specifically for the construction project. This includes any subcontractor bonds the PROVIDER deems appropriate.

(7) Sales, use, gross receipts or similar taxes related to allowable direct costs of the Project imposed by any governmental authority, and for which the PROVIDER is liable.

(8) The cost of corrective work subject, however, to the GMP and except for any corrective work made necessary because of defective workmanship or other causes contributed to by the PROVIDER or his subcontractors or suppliers.

No costs shall be paid by the DEPARTMENT to the PROVIDER for any expenses made necessary to correct defective workmanship or to correct any work not in conformance with the Plans and Specifications or to correct any deficiency or damage caused by negligent acts by the PROVIDER.

(9) Minor expenses at the site, such as telegrams, long distance telephone calls, telephone service, expressage, postage, and similar petty cash items in connection with the Project to be billed at cost.

(10) Costs for trash and debris control and removal from the site.

(11) Cost incurred due to an emergency affecting the safety of persons and property.

(12) Legal costs reasonably and properly resulting from prosecution of the Project for the DEPARTMENT, including handling claims for changes by Subcontractors and Vendors, subject to the following limitations:

(a) The DEPARTMENT approved incurring such costs in advance, which approval shall not be unreasonably denied; and

(b) The legal costs were not incurred as result of the PROVIDER's own negligence or default.

This paragraph does not provide for payment of legal costs incurred in preparing or asserting claim or requests, by PROVIDER itself, for change orders or in enforcing the obligations of this contract.

The DEPARTMENT does not agree to pay legal fees or costs incurred by the PROVIDER in any manner of claim asserted against the DEPARTMENT.

(13) All costs directly incurred in the performance of the Project for the benefit of the Project and not included in the PROVIDER's fees as set forth in Article 8.

(14) If requested by the DEPARTMENT, the PROVIDER will perform all or a portion of the General Conditions Work for the cost of the work.

(15) If approved by the DEPARTMENT, the PROVIDER, when qualified, may perform all or a portion of the work for any item listed on the estimate or GMP breakdown where it is deemed advantageous due to schedule or economic benefit for the direct cost of the work.

(16) Transportation outside of Okaloosa County for those personnel employed directly for the project, not including relocation expenses. Such transportation must be approved in advance by the DEPARTMENT, and may be in accordance with the PROVIDER's standard personnel policy but not exceeding the limits established by Florida Statutes, 112.061.

(17) Costs of all reproductions used for bidding or information purposes required by the project to directly benefit the project.

(18) Costs for watchman and security services for the project.

(19) Costs for efficient logistical control of the site, including horizontal and vertical transportation of materials and personnel. Also, costs for adequate storage and parking space.

(20) Costs for such temporary facilities during construction, as approved by the DEPARTMENT, including temporary water, heat, power, sanitary facilities, telephones, radios and computers with software.

(21) Costs for any job site items not referenced herein, not normally provided by the subcontractors, which will be provided by the PROVIDER as required to complete the work

ARTICLE 10
CHANGE IN THE PROJECT

10.1 Change Orders - The DEPARTMENT, without invalidating this Agreement, may order Changes in the Project within the general scope of this Agreement consisting of additions, deletions or other revisions, the GMP, and the Construction Completion Date, being adjusted accordingly. All changes in the Project not covered by an authorized contingency shall be authorized by Change Order signed by the DEPARTMENT before the change is implemented.

10.1.2 Change Order Definition - A Change Order is a written order to the PROVIDER signed by the DEPARTMENT issued after the execution of this Agreement, authorizing a Change in the Project, the PROVIDER's fee, or the Construction Completion date. Each adjustment in the GMP resulting from a change order shall clearly separate the amount attributable to the Cost of the Project.

10.1.2. Acceptable Ways Of Determining Increases Or Decreases In
The GMP On Change Orders - The increase or decrease in the
Guaranteed Maximum Price resulting from a change in the Project shall be determined in one or more of the following ways:

(1) by mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation by the DEPARTMENT;

(2) by unit prices stated in the Agreement or subsequently agreed upon;

(3) by cost as defined in Article 9 and a mutually acceptable fixed or percentage fee; or

(4) by the method provided in Subparagraph 10.1.3.

10.1.3. Itemized Accounting On Change Orders - If none of the methods set forth in Clause 10.1.2 is agreed upon, the PROVIDER, provided he receives a written order signed by the DEPARTMENT, shall promptly proceed with the Work involved. The cost of such Work shall then be determined on the basis of the reasonable expenditures and savings of those performing the Work attributed to the change. However, in the event a Change Order is issued under these conditions, the DEPARTMENT will establish an estimated cost of the work and the PROVIDER shall not perform any work whose cost exceeds that estimate without prior written approval by the DEPARTMENT. In such case, and also under Article
10.1.2 above, the PROVIDER shall keep and present, in such form as the DEPARTMENT may prescribe, an itemized accounting together with appropriate supporting data of the increase in the Cost of the Project as outlined in Article 9. The amount of decrease in the Guaranteed Maximum Price to be allowed by the PROVIDER to the DEPARTMENT for any deletion or change which results in a net decrease in cost will be the amount of the actual net decrease.

10.1.4. Adjustments In Unit Prices & GMP Due To Inequitable Quantity Changes - If unit prices are stated in the Agreement or subsequently agreed upon, and if the quantities originally contemplated are so changed in a proposed Change Order that application of the agreed unit prices to the quantities of Work proposed will cause substantial inequity to the DEPARTMENT or the PROVIDER, the applicable unit prices and Guaranteed Maximum Price shall be equitably adjusted.

10.1.5. Concealed Conditions - Should concealed conditions encountered in the performance of the Work below the surface of the ground or should concealed or unknown conditions in an existing structure be at variance with the conditions indicated by the Drawings, Specifications, or DEPARTMENT furnished information or should unknown physical conditions below the surface of the ground or should concealed or unknown conditions in an existing structure of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement, be encountered, the Guaranteed Maximum Price and the Construction Completion date shall be equitably adjusted by Change Order upon a request for Change Order in accordance with
Article 10.2.

10.2 Claims For Additional Cost Or Time

All claims for additional cost or time shall be made by request for a change order submitted as provided in Article 16.

If the PROVIDER is delayed at any time in the progress of the work by any act or neglect of the DEPARTMENT or of any employee of the DEPARTMENT or by any separate PROVIDER employed by the DEPARTMENT or by any changes ordered in the work by labor disputes, fire, or unusual delay in transportation, unavoidable casualties or any causes beyond the PROVIDER's control or by delay authorized by the DEPARTMENT pending resolution of disputes, and such delay extends the completion date, the Substantial Completion shall be extended by Change Order for such reasonable time as the DESIGN-BUILD TEAM may determine.

Only delays which are determined to extend the critical path for the schedule for constructing the project will result in a time extension. Neither the DEPARTMENT nor the PROVIDER shall be considered to own the schedule float time.

10.3 Minor Changes In The Project

The Project Manager will have authority to order minor changes in the Project not involving an adjustment in the Guaranteed Maximum Price or an extension of the Construction Completion Date and not inconsistent with the intent of the Drawings and Specifications. Such changes shall be effected by written order. Documentation of changes shall be determined by the DESIGN-BUILD TEAM, included in the Project Manual and displayed monthly in the progress reports. Changes shall be approved by the Project Manager.

10.4 Emergencies

In any emergency affecting the safety of persons or property, the PROVIDER shall act at his discretion, to prevent threatened damage, injury or loss. Any increase in the Guaranteed Maximum Price or extension of time claimed by the PROVIDER on account of emergency work shall be determined as provided in Article 10.

ARTICLE 11
DISCOUNTS AND PENALTIES

11.1 All discounts for prompt payment shall accrue to the DEPARTMENT to the extent the Cost of the project is paid directly by the DEPARTMENT or from a fund made available by the DEPARTMENT to the PROVIDER for such payments. To the extent the Cost of the Project is paid with funds of the PROVIDER, all cash discounts shall accrue to the PROVIDER. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment, shall be credited to the Cost of the Project. All penalties incurred due to fault of the PROVIDER for late payment of cost of the project will be paid by the PROVIDER provided funds are provided to the PROVIDER by the DEPARTMENT.

ARTICLE 12
PAYMENTS TO THE PROVIDER

12.1 Schedule of Values: A Schedule of Values established as provided herein will serve as the basis for progress payments and will be incorporated into a form of Application for Payment (Exhibit K). Design Phase Services should be included in this Schedule of Values.

12.2 Design Phase: For Basic Services, payments shall be made at the completion of each phase of the work in proportion to services performed as follows:

Design Development Phase
  Upon Submittal of Documents                    $  25,456.00
  Upon Approval of Documents                     $  25,456.00
Construction Documents Phase
  Upon Submittal of 100% Completed Documents     $  33,598.00
  Upon Approval of 100% Completed Documents      $  33,598.00
Receipt of Bids                                    $ 1,819.00
Construction Phase (in monthly increments
  proportion to payments made to contractor)      $ 24,073.00
Fleet Analysis                                     $ 8,000.00
Soil Borings                                       $ 1,000.00
One Year Warranty Inspection                        $3 800.00

Total Design Phase Cost                           $156,800.00

12.3 Monthly Statements - The PROVIDER shall submit to the DEPARTMENT a statement, sworn to, if required, along with the cost reports required under Article 2.1.5, showing in detail all moneys paid out, cost accumulated or costs incurred on account of the Cost of the Project during the previous period and the amount of the PROVIDER's fees due as provided in Article 8. This data shall be attached to the Partial Pay Request form shown in Exhibit K Ten percent (10%) retainage shall be held on all payments until the contract is fifty percent (50%) complete, except when approved by the DEPARTMENT certain suppliers and subcontractors may be paid the entire amount due when such payment is generally the practice of the industry At 50% completion, the DEPARTMENT may approve a reduction of the retainage from 10% to 5% at his discretion. Retainage shall not be withheld on services or fees set forth in Article 8. Payments by the DEPARTMENT to the PROVIDER shall be made as described in
Article 17.7 hereinafter.

12.4 Final Payment - Final payment constituting the unpaid balance of the Cost of the Project and the PROVIDER's fee, shall be due and payable as described in Article 17.7 after the DEPARTMENT has accepted occupancy of the project, provided that the Project be then finally completed, that the PROVIDER has verified by his signature that he has completed all items specified on the attached Exhibit L, and that this Agreement has been finally performed. However, if there should remain work to be completed, the PROVIDER and the DEPARTMENT shall list those items prior to receiving final payment and the DEPARTMENT may retain a sum equal to 200% of the estimated cost of completing any unfinished work and portion of the PROVIDER's retainage, provided that said unfinished items are listed separately and the estimated cost of completing any unfinished items are likewise listed separately. Thereafter, DEPARTMENT shall pay to PROVIDER, monthly, the amount retained for each incomplete item after each of said items is completed.

12.5 Payments to Subcontractors - The PROVIDER shall promptly, within 10 days after receipt of payment from the DEPARTMENT, pay all the amount due subcontractors less a retainage of ten percent (10%) until the project is fifty percent (50%) complete, and based on PROVIDER's evaluation of the subcontractor's acceptable performance, the DEPARTMENT may approve a reduction in retainage from 10% to 5% thereafter. If there should remain items to be completed, the PROVIDER and DEPARTMENT shall list those items required for completion and the PROVIDER shall require the retainage of a sum equal to 200% of the estimated cost of completing any unfinished items, provided that said unfinished items are listed separately and the estimated cost of completing any unfinished items likewise listed separately. Thereafter, the PROVIDER shall pay to the subcontractors, monthly, the amount retained for each incomplete item after each of said items is completed. Before issuance of final payment without any retainage, the subcontractor shall submit satisfactory evidence that all payrolls, material bills and other indebtedness connected with the Project have been paid or otherwise satisfied, warranty information is complete, as-built markups have been submitted and instruction for the DEPARTMENT's operating and maintenance personnel is complete.

Final payment may be made to certain select subcontractors whose work is satisfactorily completed prior to the total completion of the Project but only upon approval of the DEPARTMENT.

12.6 Delayed Payments by DEPARTMENT - If the DEPARTMENT should fail to pay the PROVIDER within 55 days after the receipt of an approvable payment request from the PROVIDER, then the PROVIDER may, upon seven (7) additional days written notice to the DEPARTMENT stop the Project until payment of the Amount owing has been received.

12.7 Payments for Materials and Equipment - Payments will be made for material and equipment not incorporated in the work but delivered and suitably stored at the site or another location subject to prior approval and acceptance by the DEPARTMENT on each occasion.

12.8 Withholding Payments To Subcontractors - The PROVIDER shall not withhold payments to subcontractors if such payments have been made to the PROVIDER. Should this occur for any reason, the PROVIDER shall immediately return such moneys to the Department's, adjusting pay requests and project bookkeeping as required.


ARTICLE 13
INSURANCE INDEMNITY AND WAIVER OF SUBROGATION

13.1 Indemnity

(1) The PROVIDER agrees to indemnify and hold the DEPARTMENT harmless from all claims for bodily injury and property damage (other than the work itself and other property insured under Paragraph 13.2(3)) that may arise from the PROVIDER's operations under this Agreement.

(2) The DEPARTMENT shall cause any other PROVIDER who may have a contract with the DEPARTMENT to perform construction or installation work in the area where work will be performed under this Agreement, to agree to indemnify the DEPARTMENT and the PROVIDER and hold them harmless from all claims for bodily injury and property damage (other than property insured under Paragraph 13.2(3)) that may arise from the PROVIDER's operations. Such provisions shall be in a form satisfactory to the PROVIDER.

Loss Deductible Clause - The State of Florida shall be exempt from, and in no way liable for, any sums of money which may represent a deductible in any insurance policy. The payment of such deductible shall be the sole responsibility of the PROVIDER and/or subcontractor providing such insurance.

13.2 PROVIDER's Insurance

(1)	The PROVIDER shall not commence any construction work in
connection with this Agreement unti1 he has obtained all of the following types of insurance and such insurance has been approved by the DEPARTMENT, nor shall the PROVIDER allow any subcontractor to commence work on his subcontract until all similar insurance required of the subcontractor has been so obtained and approved. All insurance policies shall be with insurers qualified and doing business in Florida.

(2) Worker's Compensation Insurance - The PROVIDER shall take out and maintain during the life of this Agreement Worker's Compensation Insurance for all his employees connected with the work of this Project and, in case any work is sublet, the PROVIDER shall require the subcontractor similarly to provide Worker's Compensation Insurance for all of the latter's employees unless such employees are covered by the protection afforded by the PROVIDER. Such insurance shall comply with the Florida Worker's Compensation Law. In case any class of employees engaged in hazardous work under this contract at the site of the Project is not protected under the Worker's Compensation statute, the PROVIDER shall provide adequate insurance, satisfactory to the DEPARTMENT, for the protection of employees not otherwise protected.

(3) PROVIDER's Public Liability and Property Damage Insurance-The PROVIDER shall take out and maintain during the life of this Agreement Comprehensive General Liability and Comprehensive Automobile Liability Insurance as shall protect him from claims for damage for personal injury, including accidental death, as well as claims for property damages which may' arise from operating under this Agreement whether such operations are by himself or by anyone directly

(a) PROVIDER's Comprehensive         $500,000 Each Occurrence,
    General Liability Coverages,       Combined Single Limit
    Bodily Injury $ Property Damage

(b) Automobile Liability
    Coverages,                       $200,000 Per Person,
    Bodily Injury	                   $500,000 Per Occurrence
    Property Damage	                 $200,000 Per Occurrence

(c) Excess Liability, Umbrella      $1,000,000 Each Occurrence,
      Form Combined Single Limit

Insurance clause for both BODILY INJURY AND PROPERTY DAMAGE shall be amended to provide coverage on an occurrence basis.

(4) Subcontractor's Public Liability and Property Damage
Insurance - The PROVIDER shall require each of his subcontractors to procure and maintain during the life of this subcontract, insurance of the type specified above or insure the activities of his subcontractors in his policy, as specified above.

(5) DEPARTMENT's and PROVIDER's Protective Liability Insurance
The PROVIDER shall procure as a cost of the project and furnish an DEPARTMENT's and PROVIDER's Protective Liability Insurance
Policy with the following minimum limits:

Bodily Injury Liability $               $500,000 Each Occurrence
Property Damage Liability                Combined Single Limit

(6) "XCU" (Explosion, Collapse, Underground Damage - The
PROVIDER's Liability Policy shall provide "XCU" coverage for those classifications in which they are excluded.

(7) Broad Form Property Damage Coverage. Products 8 Completed
Operations Coverages -The PROVIDER's Liability Policy shall include Broad Form Property Damage Coverage, Products and
Completed Operations Coverages.

8)Contractual Liability Work Contracts - The PROVIDER's Liability
Policy shad include Contractual Liability Coverage designed to protect the PROVIDER for contractual liabilities assumed by the PROVIDER in the performance of this Agreement.

(9) Indemnification Rider

(a) To cover to the fullest extent permitted by law, the PROVIDER shall indemnify and hold harmless the DEPARTMENT and its agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from the performance of the Work, provided that any such claim, damage, loss or expense (1) is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including the loss of use resulting therefrom, and (2) is caused in whole or in part by any negligent act or omission of the PROVIDER, any subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, regardless of whether or not it is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right to obligation of indemnity which would otherwise exist as to any party or person described in this Article.

(b) In any and all claims against the DEPARTMENT or any of their agents or employees by any employee of the PROVIDER, any subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligations under this Paragraph shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the PROVIDER or any subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

(c) The PROVIDER hereby acknowledges receipt of ten dollars and other good and valuable consideration from the DEPARTMENT in exchange for giving the DEPARTMENT the indemnification provided above in Article 13.2.9.

(10) Builders Risk Coverage - The PROVIDER shall take out and maintain during the life of this Agreement a "Builder's Risk Policy" completed value form as a cost of the Project, issued to provide coverages on an "all risk" basis including theft. This coverage shall not be lapsed or cancelled because of partial occupancy by the DEPARTMENT prior to final acceptance of the Project.

(11) Certificate of Insurance - The DEPARTMENT shall be furnished proof of coverage of Insurance as follows:

Certificate of Insurance form will be furnished to the DEPARTMENT along with the Contract Documents. These shall be completed and signed by the authorized Florida Resident Agent, and resumed to the office of the Division of Building Construction. This
Certificate shall be dated and show:

(a) The name of the insured PROVIDER, the specific job by name and job number, the name of the insurer, the number of the policy, its effective date, and its termination date.

(b) Statement that the Insurer will mail notice to the DEPARTMENT at least fifteen (15) days prior to any material changes in provisions or cancellation of the policy.

(c) Certificate of Insurance shall be in the form as approved by Insurance Standards Office (ISO) and such Certificate shall clearly state all the coverages required in this Section commencing at 13.2 and ending with 13.3.4.

13.3 Waiver of Subrogation

13.3.1 Damages Caused By Perils Covered By Insurance - The DEPARTMENT and the PROVIDER waive ail rights against each other, for damages caused by perils covered by insurance provided under
Article 13.2 to the extent covered by such insurance except such rights as they may have to the proceeds of such insurance held by the DEPARTMENT and PROVIDER as trustees. The PROVIDER shall require similar waivers from all subcontractors and their sub-subcontractors.

13.3.2 Loss Or Damage To Equipment Covered By Insurance - The DEPARTMENT and PROVIDER waive all rights against each other for loss or damage to any equipment used in connection with the Project and covered by any property insurance. The PROVIDER shall require similar waivers from all subcontractors and their sub-subcontractors.

13.3.3 Property and Consequential Loss Policies - The DEPARTMENT waives subrogation against the PROVIDER on all property and consequential loss policies carried by the DEPARTMENT on adjacent properties and under property and consequential loss policies purchased for the Project after its completion.

13.3.4 Endorsement of Policies - If the policies of insurance referred to in this Article require an endorsement to provide for continued coverage where there is a waiver of subrogation, the DEPARTMENT of such policies will cause them to be so endorsed, failure to obtain proper endorsement nullifies the waiver of subrogation.


ARTICLE 14
TERMINATION OF THE AGREEMENT AND DEPARTMENTS
RIGHT TO PERFORM PROVIDER'S OBLIGATION

14.1 Termination by the PROVIDER - If the Project is stopped for a period of thirty (30) days under an order of any court or other public authority having jurisdiction or as a result of an act of government, such as a declaration of a national emergency making materials unavailable, through no act or fault of the PROVIDER, or if the Project should be stopped for a period of sixty (60) days by the PROVIDER, for the DEPARTMENT's failure to make payments thereon, then the PROVIDER may, upon seven days written notice to the DEPARTMENT, request payment for all work executed, the PROVIDER's fees earned to date, and for any proven loss sustained upon any materials, equipment, tools, construction equipment, and machinery, including reasonable profit, damages and terminal expenses incurred by the PROVIDER.

14.2 DEPARTMENT's Right to Perform PROVIDER's Obligations and
Termination by DEPARTMENT for Cause.

(1) If the PROVIDER fails to perform any of his obligations under this Agreement including any obligation he assumes to perform work with his own forces, the DEPARTMENT may, after seven (7) days written notice during which period the PROVIDER fails to perform such obligation, make good such deficiencies. The GMP, or the actual cost of the Project, whichever is less, shall be reduced by the cost to the DEPARTMENT of making good such deficiencies and the PROVIDER's Construction Phase Fee shall be reduced by an amount required to manage the making good of such deficiencies.

(2) If the PROVIDER is adjudged a bankrupt, or if he makes a general assignment for the benefit of his creditors, or if a receiver is appointed on account of his insolvency, or if he persistently or repeatedly refuses or fails, except in case for which extension of time is provided, to supply enough properly skilled workmen or proper materials and fails to maintain an established schedule (failure to maintain schedule shall be defined as any activity on the critical path that falls 45 days or more behind schedule) which has been adopted by the DESIGN-BUILD TEAM, or if he fails to make prompt payment to subcontractors for materials or labor, or persistently disregards laws, rules, ordinances, regulations, or orders of any public authority having jurisdiction, or otherwise is guilty of a substantial violation of a provision of the Agreement, then the DEPARTMENT may, without prejudice to any right or remedy and after giving the PROVIDER and his surety, if any, seven (7) days written notice, during which period PROVIDER fails to cure the violation, terminate the employment of the PROVIDER and the possession of the site and of all materials, equipment, tools, constructor equipment and machinery thereon owned by the PROVIDER, and may finish the Project by whatever method he may deem expedient. In such case, the PROVIDER shall not be entitled to receive any further payment until the Project is finished nor shall he be relieved from his obligations assumed under Article
7. Reasonable terminal expenses incurred by the DEPARTMENT may be deducted from any payments left owing the PROVIDER (excluding moneys owed the PROVIDER for subcontract work).

(3) If the PROVIDER refuses to allow public access to all documents, papers, letters, or other material subject to the provisions of Chapter 119, Florida Statutes, and made or received by the PROVIDER in conjunction with this Agreement, then the DEPARTMENT may, without prejudice to any right or remedy and after giving the PROVIDER and his surety, if any, seven (7) days written notice, during which period PROVIDER still fails to allow access, terminate the employment of the PROVIDER and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon, owned by the PROVIDER, and may finish the project by whatever method he may deem expedient. In such case, the PROVIDER shall not be entitled to receive any further payment until the Project is finished nor shall he be relieved from his obligations assumed under Article
7. Reasonable terminal expenses incurred by the DEPARTMENT may be deducted from any payments left owing the PROVIDER (excluding moneys owed the PROVIDER for subcontract work).

14.3 Termination by DEPARTMENT Without Cause

(1) If the DEPARTMENT terminates this Agreement other than pursuant to Article 14.2(2) or Article 14.3(2), he shall reimburse the PROVI~ ER for any unpaid Cost of the Project due him under Article 9, plus that part of the unpaid balance of the Construction Phase Fee in an amount as will increase the payment on account of his fee to a sum which bears the same ratio to the Construction Phase Fee as the Cost of the Project at the time of termination bears to the Guaranteed Maximum Price, if established, otherwise to the DEPARTMENT's Construction Budget. The DEPARTMENT shall also pay to the PROVIDER fair compensation, either by purchase or rental at the election of the DEPARTMENT, for any equipment retained. In case of such termination of Agreement the DEPARTMENT shall further assume and become liable for obligations, commitments and unsettled contractual claims that the PROVIDER has previously undertaken or incurred in good faith in connect/on with said Project. The PROVIDER shall, as a condition of receiving the payments referred to in this Article 14, execute and deliver all such papers and take all such steps including the legal assignment of his contractual rights, as the DEPARTMENT may require for the purpose of fully vesting in him the rights and benefits of the PROVIDER under such obligations or commitments.

(2) After the establishment of the Guaranteed Maximum Price or at the completion of the Design Phase, if the final cost estimates or lack of legislative funding make the Project no longer feasible from the standpoint of the DEPARTMENT, the DEPARTMENT may terminate this Agreement and pay the PROVIDER his proportionate fee due in accordance with Article 8.1 plus any costs incurred pursuant to Articles 9, 10, & 12.

(3) If this contract is terminated at any time prior to the establishment of a GMP, the DEPARTMENT shall notify the PROVI DER in writing that it is electing under this section to terminate the contract without cause. If the DEPARTMENT makes such an election under this section, it shall pay the PROVIDER the entire Design Phase fee regardless of when such election is made. The PROVIDER agrees that if such election is made it shall have no claim for lost profits, overhead, or other expenses enumerated in this contract which are associated with the Construction Phase.

ARTICLE 15
ASSIGNMENT AND GOVERNING LAW

15.1 Assignment Consent Neither the DEPARTMENT nor the PROVIDER shall assign his interest in this Agreement without the written consent of the other except as to the assignment of proceeds.

15.2 Governing Laws - This Agreement shall be governed by the
Laws of the State of Florida.

ARTICLE 16
NOTICE OF CLAIM: WAIVER OF REMEDIES: NO DAMAGES FOR DELAY.

16.1 Governing Provisions - The DEPARTMENT's liability to PROVIDER for any claims arising out of or related to the subject matter of this contract, whether in contract or tort, including, but not limited to, claims for extension of construction time, for payment by the DEPARTMENT of the costs, damages or losses because of changed conditions under which the work is to be performed, or for additional work, shall be governed by the following provisions:

(a) All claims must be submitted as a Request for Change Order in the manner as provided herein;

(b) The PROVIDER must submit a Notice of Claim to DEPARTMENT within 20 days of when the PROVIDER was or should have been aware of the occurrence of the event giving rise to the claim; and

(c) Within 10 days of submitting its Notice of Claim, the PROVIDER shall submit to the DEPARTMENT its Request for Change
Order, which shall include a written statement of all details of the claim, including a description of the work affected and specific amount of payment requested.

(d) The PROVIDER agrees that the DEPARTMENT shall not be liable for any claim that the PROVIDER fails to submit as a Request for Change Order as provided in this paragraph.

16.2 Written Determination of Claim - After receipt of a Request for Change Order, the DEPARTMENT shall deliver to the PROVIDER its written determination of the claim. As to matters subject to the determination by final agency action (not actions for breach of contract or tort) the DEPARTMENT's written decision shall be final agency action unless the PROVIDER requests an administrative proceeding pursuant to Section 120.57, Florida Statutes, by filing a petition in compliance with Rule Chapter 60 -4, F.A C. within thirty (30) days of the PROVIDER's receipt of the DEPARTMENT's determination.

16.3 Exclusive Remedy Of Claim - For work the PROVIDER performs with its own forces, and in addition to the adjustments provided for in Article 8, the PROVIDER's exclusive remedy for delays in performance of the construction caused by events beyond its control, including delays claimed to be caused by or attributable to the DEPARTMENT, including claims based on breach of contract or negligence, shall be a claim submitted in compliance with 16.1 above, for an extension of the scheduled construction time. In the event of a change in such work, the PROVIDER's claim for adjustments in the contract sum are limited exclusively to its actual costs for such changes plus 5% for profit. The PROVIDER expressly agrees that the foregoing constitute its sole and exclusive remedies for delays and changes in such work, and eliminate any other remedies for claim for increase in the contract price, delays, changes in the work, damages, losses or additional compensation.

ARTICLE 17
MISCELLANEOUS

17.1 Interest - Any moneys not paid when due to either party under this contract shall not bear interest except as may be required by Section 215.422(3)(b), Florida Statutes.

17.2 Harmony - PROVIDER is advised and hereby agrees that he will exert every reasonable and diligent effort to assure that all labor employed by PROVIDER and his Subcontractors for work on the project shall work in harmony with and be compatible with all other labor being used by building and construction PROVIDERs now or hereafter on the site of the project.

PROVIDER further agrees that this provision will be included in all subcontracts of the Subcontractors as well as the PROVIDER's own contract, provided, however, that this provision shall not be interpreted or enforced so as to deny or abridge, on account of membership or non-membership in any labor union or labor organization, the right of any person to work as guaranteed by Article 1, Section 6 of the Florida Constitution.

17.3 Apprentices - If the PROVIDER employs apprentices on the project, the behavior of the PROVIDER and the DEPARTMENT shall be governed by the provisions of Chapter 446, Florida Statutes, and by applicable standards and policies governing apprentice programs and agreements established by the Division of Labor of the State of Florida DEPARTMENT of Labor and Employment Security. The PROVIDER will include a provision similar to the foregoing sentence in each subcontract.

17.4 Invoices Submitted Under Article 9 - Invoices submitted under Article 9 shall be submitted in detail sufficient for a proper pre-audit and post-audit thereof. Invoices for any travel expenses shall be submitted in accordance with procedures specified in Section 112.061 of the Florida Statutes governing payments by the State for travel expenses.

17.5 PROVIDER's Project Records - The PROVIDER's Project
Records shall be maintained as prescribed hereinabove for the minimum period required by Federal Law, and shall be made available to the DEPARTMENT or his authorized representative at mutually convenient times.

17.6 Minority Participation - The PROVIDER shall diligently attempt to award at least twenty-one percent (21%) of his material contracts and subcontracts to firms having a letter of certification as a minority business from the "Commission of Minority Economic and Business Development, 107 West Gaines Street, Suite 201 Collins Building, Tallahassee, Florida 32399-2005 (904-487-0915)". The distribution of this twenty-one percent, if possible, should be four percent Black Americans, six percent Hispanic Americans and eleven percent American Women.

17.7 PROVIDER's Payment Rights - PROVIDERs providing goods and services to the DEPARTMENT should be aware of the following time frames. Upon receipt, the DEPARTMENT has fifty-five (55) days to inspect, approve and render payment for the goods and services. The DEPARTMENT has twenty-five (25) days to deliver a request for payment (voucher) to the DEPARTMENT of Banking and Finance. The 25 days area measured from the latter of the date the Pay Request is received or the goods or services are received, inspected and approved.

If payment is not available to the DEPARTMENT for transmittal to the PROVIDER within 55 days, a separate interest penalty set by the Comptroller pursuant to Section 55.03, Florida Statutes, will be due and payable, in addition to the Pay Request amount, to the vendor. To obtain the applicable interest rate, please contact the Agency's Fiscal Section at (904) 921-2186 or Purchasing Office at (904) 9216586. The 55 days are also measured from the latter of the date the invoice is received or the goods or services are received, inspected, approved, and payment rendered. Interest penalties of less than one (1) dollar will not be enforced unless the PROVIDER requests payment. Pay Requests which have to be resumed to a PROVIDER because of PROVIDER preparation errors will result in a delay in the payment. The Pay Requests payment requirements do not start until a properly completed Pay Request is provided to the DEPARTMENT.

A Vendor Ombudsman has been established within the DEPARTMENT of Banking and Finance. The duties of this individual include acting as an advocate for vendors who may be experiencing problems in obtaining timely payment(s) from a state agency. The Vendor Ombudsman may be contacted at (904)488-2924 or by calling the State Comptroller's Hotline, 1-800-848-3792.

17.8 Public Entity Crime Information Statement - "A person or affiliate who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leases of real property to a public entity, may not be awarded or perform work as a PROVIDER, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of the threshold amount provided in Section 287.017, for CATEGORY TWO for a period of 36 months from the date of being placed on the convicted vendor list."

Part C - Standard Contract
Contract # P7024
State of Florida
Department of Juvenile Justice


THE PARTIES AGREE:

I. THE PROVIDER AGREES:

A. To provide services according to the conditions specified in Section A.

B. State and Federal Laws and Regulations

   1. The provider agrees to comply with all applicable state and federal laws and regulations, and rules, and all department rules, policies and procedures.

   2. If this contract contains federal funds, the provider shall comply with the provisions of 45 Code of Federal Regulations
(CFR). Part 74, and/or 45 CFR, Part 92, and other applicable regulations as specified in Section N/A.

   3. If this contract contains federal funds and is over $100,000. the provider shall comply with all applicable standards, orders, or regulations used under Section 306 of the Clean Air Act, as amended (42 U.S. C. 18579(h) et. seq.), Section 508 of the Clean Water Act, as amended (33 U.S.C. 1368et. seq.), Executive Order 11738, and Environmental Protection Agency regulations (40) CFR Part 15). The provider shall report any violations of the above to the department.

   4. If this contract contains federal funding in excess of $100,000, the provider must, prior to contract execution, complete the Certification Regarding Lobbying Activities form, Standard Form LLL, is required, it may be obtained from the contract manager. All disclosure forms as required by the Certification Regarding Lobbying form must be completed and returned to the contract manager.

C. Audits and Records

   1. To maintain books, records, and documents (including electronic storage media) in accordance with generally accepted accounting procedures and practices, which sufficiently and properly reflect all revenues and expenditures of funds provided by the department under this contract.

   2. To assure that these records shall be subject at all reasonable times to inspection, review, or audit by state personnel and other personnel duly authorized by the department,.
as well as by federal personnel.

   3. To maintain and file with the department such progress, fiscal, and inventory reports as the department may require within the period of this contract.

   4. To provide a financial and compliance audit to the department as specified in Section C and to ensure that all related party transactions are disclosed to the auditor.

   5. To include these aforementioned audit and record keeping requirements in all approved subcontracts and assignments.

   6. If this contract contains federal funds, the Catalog of Federal Domestic Assistance number (s) is N/A.

   7. This contract is not funded from a grants and aids appropriation.

D. Retention of Records

   1. To retain all client records, financial records, supporting documents, statistical records, and any other documents (including electronic storage media) pertinent to this contract for a period of five (5) years after termination of this contract, or if an audit has been initiated and audit findings have not been resolved at the end of five (5) years, the records shall be retained until resolution of the audit findings.

   2. Persons duly authorized by the department and federal auditors, pursuant to 45 CFR, Part 92.36(i)(10), shall have full access to and the right to examine any of said records and documents during said retention period or as long as records are retained, whichever is later.

   3. Upon completion or termination of the contract and at the request of the department, the provider will cooperate with the department to facilitate the duplication and transfer of any said records or documents during there required retention period as specified in paragraph above.

E. Monitoring

   1. To provide reports as specified in Section A These reports will be used for monitoring progress or performance of the contractual services.

   2. To permit persons duly authorized by the department to inspect any records, papers, documents, facilities, foods and services of the provider which are relevant to this contract, and/or interview any clients and employees of the provider to be assured of satisfactory performance of the terms and conditions of this contract. Following such inspection the department will deliver to the provider a list of its comments with regard to the manner in which said goods or services are being provided. The provider will rectify all noted deficiencies provided by the department within the specified period of time set forth in the comments or provide the department with a reasonable and acceptable justification for not correcting the noted shortcomings. The providers' failure to correct or justify within a reasonable time as specified by the department may result in the withholding of payments, being deemed in breach or default or termination of this contract.

F. Indemnification

If the provider is a state agency or subdivision as defined in
Section 768.28, Florida Statutes, only no. 2 below is applicable.
Other than state agencies or subdivisions refer to no. 1.

   1. Pursuant to Section 768.28(11)(a). Florida Statutes, the provider agrees that it and any of its employees, agents, or subcontractors are agents and not employees of the state while acting within the scope of their duties and responsibilities to be performed under this contract. The provider further agrees, pursuant to section 768.289(11)(a), Florida Statutes, to indemnify the department, upon notice for any liabilities caused by the provider or its employees, or agents' negligent or tortuous acts or omissions within the scope of their employment under this contract up to the limits of sovereign immunity set fort in Section 768.28(11)(a), Florida Statues. The provider further agrees to defend the department and to hold it harmless, upon receipt of the departments notice of claim or indemnification to the provider, against all claims, suits, judgements, damages or liabilities, including court costs and attorneys fees incurred by the department because of the negligent or tortuous acts or omissions of the provider or its employees, agents, or subcontracts. Nothing herein shall be construed as consent by a provider who is a state agency or subdivision of the state to be sued by third parties in any matter arising out of any contract.

   2. The provider shall assist in the investigation of injury or damage claims either for or against the department of the State of Florida pertaining to the departments respective areas of responsibility or activities under this contract and shall contact the department regarding the legal actions deemed appropriate to remedy such damage or claims. Each party is responsible for all personal injury and property damage attributable to negligent acts or omissions so that party and the officers, employees, and agents thereof. Nothing herein shall be construed as an indemnity or a waiver of sovereign immunity enjoyed by any party hereto.

G. Insurance

   1. To provide adequate liability insurance coverage on a comprehensive basis and to hold such liability insurance at all times during the existence of this contract. The provider accepts full responsibility for identifying and determining the type (s) and extent of liability insurance necessary to provide reasonable financial protections for the provider and the clients to be served under this contract. Upon the execution of this contract, the provider shall furnish the department written verification supporting both the determination and existence of such insurance coverage. Such coverage may be provided by a self-insurance program established and operating under the laws of the State of Florida. The department reserves the right to require additional insurance as specified in Section A where appropriate.

   2. If the provider is a state agency or subdivision as defined by Section 768.28, Florida Statutes, the provider shall furnish the provider, upon request, written verification of liability protection in accordance with Section 768.28, Florida Statutes.

H. Safeguarding Information

   1. To allow public access to all documents, papers, letters, or other materials subject to the provisions of Chapter 119, Florida Statutes, and/or received by the provider in conjunction with this contract, it is expressly understood that substantial evidence of the providers refusal to comply with this provision shall constitute grounds for termination of this contract.

   2. Not to use or disclose any information concerning a recipient of services under this contract for nay purpose not in conformity with state statutes and any applicable federal regulations (45 CFR. Part 205.50), except upon written consent of the recipients or his responsible parent or guardian when authorized by law.

I. Assignments and Subcontract

   1. To neither assign the responsibility of this contract to another party nor subcontract for any of the work contemplated under this contract without prior written approval of the department. No such approval by the department of any assignment or subcontract shall be deemed in any event to provide for the department incurring any obligation in addition to the total dollar amount agreed upon in this contract. All such assignment or subcontracts shall be subject to the conditions of this contract (except Section 1, Paragraph 0.1) and to any conditions of approval that the department shall deem necessary.

   2. Unless otherwise stated in the contract between the provider and subcontractor, payments made by the provider to the subcontractor must be within seven (7) working days after receipt of full or partial payments from the department in accordance with Section 287.0585, Florida Statutes . The seven (7) working days will result in a penalty charged against the provider and to the subcontractor in the amount of one half of one percent of the amount due per day from the expiration of the period allowed herein for payment. Such penalty shall be in addition to actual payments owed and shall not exceed fifteen (15) percent of the outstanding balance due.

J. Return of Funds

   1. To return the department any overpayments due to unearned funds or funds disallowed pursuant to the terms of this contract that were disbursed to the provider by the department. The provider shall return any overpayment to the department within forty (40) calendar days after either discovery by the provider, or notification by the department, of the overpayment. In the event that the provider or its independent auditor discovers an overpayment has been made, the provider shall repay said overpayment within forty (40) calendar days without prior notification from the department. In the event that the department first discovers an overpayment has been made, the department will notify the provider by letter of such a finding. Should repayment not be made in a timely manner, the department will charge interest of one (1) percent per month compounded on the outstanding balance after forty (40) calendar days after the date of notification or discovery.

   2. For state universities, should repayment not be made within forty (40) calendar days after the date of notification, the department will notify the State Comptroller's Office who will then enact a transfer of the amounts owed from the state university's account to the account of DJJ.

K. Required Reporting

   1. Abuse, Neglect and Exploitation Reporting
In Compliance with Chapter 415, Florida Statutes, an employee of the provider who knows, or has reasonable cause to suspect, that a child is or has been abused, knowledge or suspicion to the central abuse registry and toll-free telephone number (1-800-95ABUSE).

   2. Client Information
To submit management, program and client identifiable data, as specified by the department in Section A.

L. Purchasing

   1. PRIDE
It is expressly understood and agreed that any articles which are the subject of, or are required to carry out this contract shall, to the extent required by law, be purchased from Prison Rehabilitative Industries and Diversified Enterprises, Inc. (PRIDE) identified under Chapter 946, Florida Statutes, in the manner set forth in Sections 946.515 (2) and (4). Florida Statutes. This clause is not applicable to any subcontractors, unless otherwise required by law.

   2. Procurement of Products or Materials with Recycled materials.
Any products or materials which are the subject of, or are required to carry out this contract shall, be procured in accordance with the provisions of Sections 403.7065, and 287.045, Florida Statutes.

M. Civil Rights Requirements

   1. The provider assures that it will comply with:

      a. Title VI of the Civil Rights Act of 1964, as amended, 42
U.S.C. 2000d et seq, which prohibits discrimination on the basis of race, color, or national origin.

      b. Section 504 of the Rehabilitation Act of 1973, as amended, 29 U.S.C. 794, which prohibits discrimination on the basis of handicap

      c. Title IX of the Education Amendments of 1972, as amended, 20 U.S. C. 1681 et. seq., which prohibits discrimination on the basis of sex.

      d. The Age Discrimination Act of 1975, as amended, 42
U.S.C. 6101 et seq., which prohibits discrimination on the basis of age.

      e. Section 654 of the Omnibus Budget Reconciliation Act of
1981, as amended, 423 U.S. C. 9849. which prohibits discrimination on the basis of race, creed, color, national origin, sex, handicap, political affiliation or beliefs.

      f. The Americans with Disabilities Act of 1990, Public Law.
101-336, which prohibits discrimination on the basis of disability and requires reasonable accommodation for persons with disabilities.

      g. All regulations, guidelines and standards as are now or may be lawfully adopted under the above statutes.

The provider agrees that compliance with this assurance constitutes a condition of continued receipt of or benefit from funds provided through this contract, and that it is binding upon the provider, its successors, transferees, and assignees for the period during which services are provided. The provider further assures that all contractors, subcontractors, subgrantees, or others with whom it arranges to provide services or benefits to participants or employees in connection with any of its programs and activities are not discriminating against those participants or employees in violation of the above statutes, regulations, guidelines, and standards.

   2. Compliance Questionnaire
The provider agrees to complete the Civil Rights Compliance
Questionnaire, DJJ Form 900 A and B, if services are provided to clients and if 15 or more people are employed.

N. Requirements of Section 287.058, Florida Statutes

   1. To submit bills for fees or other compensation for services or expenses in sufficient detail for a proper pre-audit and post audit thereof.

   2. Where applicable, to submit bills for any travel expenses in accordance with Section 112.061, Florida Statutes.

   3. To provide units of deliverables, including reports, findings and drafts as specified in Section A, to be received and accepted by the contract manager prior to payment.

O. Withholdings and Other Benefits
To be financially and legally responsible for Social Security and Income Tax withholdings.

P. Sponsorship
As required by section 286.25, Florida Statutes, non-governmental providers sponsoring a program financed wholly or in part by state funds of funds obtained from a state agency, shall, in publicizing, advertising or describing the sponsorship of the program, state: "Sponsored by Correctional Services Corporation, PROVIDER and the State of Florida, Department of Juvenile Justice." If the sponsorship reference is in written material, the words "State of Florida, Department of Juvenile Justice" shall appear in the same size letters or type as the name of the organization.

Q. Final Invoice
To submit the final invoice for payment to the department no more than 45 days after the contract ends or is terminated; if the provider fails to do so, all right to payment is forfeited and the department will not honor any requests submitted after the aforesaid time period. Any payment due under the terms of this contract may be withheld until all reports due from the provider and necessary adjustments thereto have been approved by the department.

R. Use of Funds for Lobbying Prohibited
To comply with the provisions of Sections 216.347, Florida
Statute, which prohibits the expenditure of contract funds for the purpose of lobbying the Legislature, judicial branch or a state agency.

S. Bloodborne Pathogens
The program shall comply with Federal Rule 1910.1030 regarding
Bloodborne Pathogens.

T. Inspector General's Office Requirements
Pursuant to Section 20.055, Florida Statutes, the Office of the Inspector General is responsible for providing direction for supervising and coordinating audits, investigations, and reviews relating to the programs and activities operated by or financed by the department for the purpose of promoting economy and efficiency in the administration of, or presenting and detecting fraud, waste, and abuse in, its programs and activities.

   1. Background Screening Requirements
The provider agrees to comply with the Department of Juvenile Justice, Office of the Inspector General's Statement Procedure on Background Screening for Employees. Providers, and Volunteers. The provider agrees, at no cost to the department to comply with the requirements for the background screening as mandated in
Section 39.001, Florida Statutes. Failure to comply with the Department's background and screening procedure could result in cancellation of the contract.

   2. Incident Reporting Procedure Requirements
The provider agrees to comply with the Department of Juvenile
Justice, Inspector General's Statewide Incident Reporting
Procedure. Failure to comply with this procedure could result in cancellation of the contract.

   3. Client Risk Prevention
If services to clients will be provided under this contract, the provider and any subcontractors shall, in accordance with the client risk prevention system, report those reportable situations listed in the Inspector General's reports department subsequently issues.

   4. Quality Assurance Requirements
The provider agrees to comply with the department of Juvenile Justice quality assurance goals, objectives and standards for High Risk Residential and Moderate Risk Residential program. The provider acknowledges that in accordance with Section 39.021
(10), Florida Statutes, the Department shall evaluate the provider's program to determine if the provider is meeting satisfactory levels of performance for the quality assurance standards.

The provider agrees that the program shall meet satisfactory levels of performance for the quality assurance standards and understands that failure to achieve satisfactory performance within six months of an on site quality assurance review, unless there are extenuating circumstances approved by the department, will result in cancellation of the contract. The provider further understands that pursuant to Section 39.021 (10), Florida Statutes, the department is prohibited form contracting with the provider for canceled service for a period of 12 months.

The provider agrees to participate in a minimum of one on site quality assurance review of a similar program type in another district during the contract year at the provider's expense.

   5. Annual Financial and Compliance Audit Requirements
The provider agrees to comply with an annual audit of its financial records by an independent accounting firm. The audit report shall mention whether the provider complied with the provisions of this contract, adhered to all applicable laws and regulations, and used the Department's funds properly. A copy of the audit report and related management letter shall be sent to the Inspector General not later than 120 days after the close of the provider's fiscal year. Failure to comply with this procedure could result in cancellation of the contract.

   6. General Requirements
The provider agrees to allow members of the Inspector General's Office timely access to its facilities, records, and staff members in the conducting of investigations, audits, and quality assurance reviews. The provider further agrees to remove from the facility or programs any provider staff members who refuse to answer questions directed to them or provide information requested of them by the Inspector General's Office. Failure to comply with these requirements could result in cancellation of the contract.

Investigation of Abuse and Neglect Allegations Requirements (Law Enforcement Providers Only).
The provider agrees to comply with the Department of Juvenile Justice, Inspector General's Procedure for Investigating Allegations of Client Abuse in Contracted Programs Operated by Law Enforcement Agencies. Failure to comply with this procedure could result in cancellation of the contract.

U. State of Florida Public Entity Crime Statement.
A person or affiliate who has been placed on the convicted vendor list following a conviction for a public entity crime may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leased or real property to a public entity, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of the threshold amount provided in s. 287.017, Florida Statutes for CATEGORTY TWO for a period of 36 months from the date of being placed on the convicted vendor list.

V. Property

   1. Non expendable property
      a. Nonexpendable property is defined as tangible personal property that is of a nonconsumable nature.

      b. Title (ownership) to all Nonexpendable property acquired from:
a) the expenditure of funds provided under a cost reimbursement contract; b) the expenditure of funds provided as start up; or c) expenditure of funds provided as operational expense dollars for which the total cost of the property was directly allocated to the total cost of the program budget and for which the department relied upon to determine the total price to be "fair and reasonable" shall be vested in the department upon the purchase of the property.

      c. Title (ownership) to all vehicles, non permanent structures, etc. acquired with funds as described in paragraph 2 above shall be vested in the department upon completion or termination of the contract. The provider will retain custody and control during the contract period, including extensions and renewals.

      d. All Nonexpendable property for which paragraph 2 above applies purchased under this contract shall be listed at the time of receipt on the property records of the provider. Said listing shall include a description of the property, model number, manufacturer's serial number, funding source information needed to calculate the federal and/or state share, date of acquisition, unit cost, property inventory number, location and use information, condition and transfer, replacement or disposition of the property.

      e. At no time shall the provider dispose of Nonexpendable property purchased under this contract except with the permission of, and in accordance with instructions from the department.

      f. An executed contract amendment is required prior to the purchase of any Nonexpendable property item for which paragraph 2 above is applicable with a value greater than %500.00 not specifically listed in the approved contract.

      g. A report of Nonexpendable property shall be submitted annually on the anniversary of the contract effective date to the department along with the expenditure report for the period in which it was purchased, as well as a final inventory submitted with the final expenditure report.

   2. Tangible Personal Property
The provider acknowledged and agrees that any tangible property as defined in section 273.02, Florida Statutes, purchased directly or indirectly through this contract, will be solely for the use of the provider in the delivery of the contracted services.

   3. Other Expendable Property Food Items
When a 30 day supply or staple food items/products is purchased prior to the opening of a facility with start-up pre-operational funds the provider within completion or termination of the contract, return to the start-up/pre-operational budget for the purchase of these staple food items/products.

W. Facility Standards
The provider shall conform to standards required by the fire and health authorities with jurisdiction. Facilities and grounds will be maintained to provide a safe, sanitary and comfortable environment for youth visitors and employees.

X. Copyrights and Right to Data:
Where activities supported by this contract produce original writing sound recordings, pictorial reproductions, drawings, or other graphic representation and works of any similar nature, the department has the right to use, duplicate and disclose such materials in whole or in part, in any manner, for any purpose whatsoever, and to have others acting on behalf of the department to do so. If the materials so developed are subject to copyright trademark or patent, legal title and every right, interest, claim or demand of any kind in and to any patent, trademark or copyright or application for the same, will vest in the State of Florida or application for the same, will vest in the State of Florida Department of State for the exclusive use and benefit of the state.

Y. Trade Secrets
The State of Florida is unable to assure confidentiality on information fitting the definition of "trade secrets" pursuant to
Section 812.081, Florida Statutes, due to the lack of protection
"trade secrets" in Chapter 119, Florida Statutes.



II. THE DEPARTMENT AGREES:

A. Contract Amount

To pay for contracted services according to the conditions of Section A in an amount not to excess $12,617,814.00, subject to the lawful availability of funds. The State of Florida's performance and obligation to pay under this contract is contingent upon an annual appropriation by the Legislature. The costs of services paid under any other contract or from any other source are not eligible for reimbursement under this contract.

B. Contract Payment

Section 215.422, Florida Statutes, provides that agencies have 5 working days to inspect and approve goods and services, unless bid specifications or the purchase order specified otherwise. With the exception of payments to health care providers for hospital, medical, or other health care services, if payment is not available within 40 days, measured from the latter of the date the invoice is received or the foods or services are received, inspected and approved, a separate interest penalty set by the Comptroller pursuant to Section 55.03, Florida Statutes, will be due and payable in addition to the invoice amount., To obtain the applicable interest rate please contact the Agency's Fiscal Section at (904) 921-2186 or Purchasing Officer at (904) 921-6586. Payment to health care providers for hospitals, medical or other health care services, shall be made not more than 35 days from the date of eligibility for payment is determined, and the daily interest rate is .033333%. Invoices returned to a vendor due to preparation errors will result in a payment delay. Invoice payment requirements do not start until a properly completed invoice is provided to the agency.

C. Vendor Ombudsman

A Vendor Ombudsman has been established within the Department of Banking and Finance. The duties of this individual include acting as an advocate for vendors who may be experiencing problems in obtaining timely payment(s) from a state agency. The Vendor Ombudsman may be contacted at (904) 488-2924 or by calling the State Comptroller's Hotline, 1-800-848-3792.



III. THE PROVIDER AND DEPARTMENT MUTUALLY AGREE:

A. Effective Date

   1. This contract begins at 12:01 a.m. on 5/15/97 or on the date on which the contract has been signed by both parties, whichever is later.

   2. This contract shall end at midnight on the Term of the contract, Part A, Article 5.2, the time of Performance, Part A.,
Article 5.0, and Part B, Article 6.2, Schedule - Construction Phase, of the contract. The contract will be amended when an exact date has been determined subject to any written renewals or extensions agreed upon by the parties.

B. Termination

   1. Termination for Convenience
This contract may be terminated by the provider upon no less than ninety (90) calendar days notice, without cause, at no additional cost, unless a different notice period is mutually agreed upon by both parties. The provider must be operating in a state of compliance without the terms and conditions of the contract at the time the notice is issued and must remain compliant for the duration of the performance period. The contract may be terminated by the Department upon no less than thirty (30) days notice, without cause, at no additional cost, unless a different notice period is mutually agreed upon by the parties.

   2. Termination Because of Lack of Funds
In the event funds to finance this contract become unavailable, the department may terminate the contract upon no less than
twenty four (24) hours notice in writing to the provider,   The
department shall be the final authority as to the availability of funds.

   3. Termination for Default
Unless the provider's breach is waived by the department in writing, the department may by written notice to the provider, terminate this contract upon notice. If applicable, the department may employ the default provisions in Chapter 60A 1.006
(4), Florida Administrative Code. Waiver of breach of any provisions of this contract shall not be deemed to be a waiver of any other breach and shall not be construed to be a modification of the terms of this contract. The provisions herein do not limit the department right to remedies at law or to damages.

   4. All termination notices shall be sent by certified mail, or other delivery service with proof of delivery.

C. Notice and Contact

   1. The name, address and telephone number of the contract manager for the department for this contract is:

Barbara J. Boers
Department of Juvenile Justice
2737 Centerview Drive
Tallahassee, FL  32399 (904) 414-8819

   2. The name address and telephone number of the representative of the provider responsible for administration of the program under this contract is :

James F. Slattery, President and CEO
Correctional Services Corporation
1819 Main Street, Suite 1000
Sarasota, FL   34236  (941) 953-9199

   3. In the event that a different department contract manager or provider representative is designated after contract execution, notice of the name and address of the new contract manager or representative will be rendered in writing to the other party and said notification shall than be attached by each party to original of this contract.

D. Renegotiations or Modification

   1. Modifications or provisions of this contract shall only be valid when they have been reduced to writing and duly signed by all parties observing all the formalities of the original
contract.   The department is not obligated to pay for costs
related to this contract that were incurred prior to the date of contract execution or after the termination date. The parties agree to re-negotiate this contract if federal and/or state revisions of any applicable laws, or regulations make changes in this contract necessary.

   2. The rate of payment and the total dollar amount May by adjusted retroactively to reflect price level increases and changes in the rate of payment when these have been established through the appropriations process and subsequently identified in the department's operating budget.

E. Name, Mailing and Street Address of Payee

   1. The name (provider name as shown on page 1 of this contract) and mailing address of the official payee to whom the payment shall be made:

Correctional Services Corporation
1819 Main Street, Suite 1000
Sarasota, FL  34236

   2. The name of the contact person and street address where financial and administrative records are maintained:

James F. Slattery, President and CEO
1819 Main Street, Suite 1000
Sarasota, FL  34236

F. All Terms and Conditions Included

This contract as its sections as referenced, PART A, PART B, and PART C and all Exhibits and Attachments contain all the terms and conditions agreed upon by the parties.

G. Venue

The venue for all legal and administrative proceedings continuing this contract shall be Leon County Florida. This contract shall be governed by, and construed under, the laws of the State of Florida.

IN WITNESS THEREOF, the parties hereto have caused this contract to be executed by their undersigned officials as duly authorized.

PROVIDER                             STATE OF FLORIDA, DEPARTMENT
CORRECTIONAL SERVICES CORPORATION    OF JUVENILE JUSTICE

SIGNED BY: \s\ James F. Slattery      SIGNED BY: \s\ Rex Uberman
NAME:  James F. Slattery              NAME:  Rex Uberman
TITLE:  President and CEO             TITLE: Deputy Secretary
                                             for Operations
DATE:  5/16/97                        DATE:  6/13/97

FEDERAL ID NUMBER:  F94000005740  113182580

STATE AGENCY 29 DIGIT SAMAS CODE:
80101000911803000000010077800

CONTRACT IS NOT VALID UNTIL SIGNED AND DATED BY BOTH PARTIES